EXHIBIT 2.1

Execution Version

MASTER ACQUISITION AGREEMENT

BY AND AMONG

BARCO NV

BARCO INC.

BARCO INTEGRATED SOLUTIONS NV

AND

ESTERLINE TECHNOLOGIES CORPORATION

September 29, 2014

Exhibit A	-	Bill of Sale – U.S.
Exhibit B	-	Assignment and Assumption Agreement – U.S.
Exhibit C	-	Master Transitional Services Agreement
Exhibit D	-	Intellectual Property Assignments
Exhibit E	-	Xenia Deed
Exhibit F	-	Projector Supply Agreement
Exhibit G	-	Supply Agreement Term Sheets
Exhibit H	-	IPR Agreement
Exhibit I	-	Duluth Lease Term Sheet
Exhibit J	-	Kortrijk Lease and Kuurne Sublease Term Sheet
Exhibit K	-	Networking Supply Agreement
Exhibit L	-	Intentionally Deleted
Exhibit M	-	Israeli Equity Transfer Agreement
Exhibit N	-	KND1 Description
Exhibit O	-	KND1 Option Agreement

Annex A	–	Accounting Principles
Annex B	–	Employees
Annex C	–	Excluded Assets
Annex D	–	Illustrative Net Working Capital Determination
Annex E	–	Products
Annex F	–	Seller Entities
Annex G	–	Preliminary Purchase Price Allocation
Annex H	–	Employee Matters
Annex I	–	Use of Trade Name
Annex J	–	Indemnification Matters

Disclosure Schedule

v

The Registrant agrees to furnish supplementally a copy of the foregoing exhibits and annexes to the Commission upon request.

MASTER ACQUISITION AGREEMENT

This MASTER ACQUISITION AGREEMENT (this “Agreement”) is entered into as of September 29, 2014 by and among Barco NV, a corporation formed under the laws of Belgium, Barco Inc., a corporation formed under the laws of Delaware, Barco Integrated Solutions NV, a corporation formed under the laws of Belgium (hereinafter collectively referred to as “Sellers” and each individually as “Seller”), and Esterline Technologies Corporation, a corporation formed under the laws of Delaware (“Buyer”). Seller and Buyer are referred to collectively herein as the “Parties.”

WITNESSETH

WHEREAS, Sellers and the Acquired Subsidiaries (as defined below) engage in the Business (as defined below);

WHEREAS, Sellers desire to sell and assign the Business to Buyer, who accepts such sale and assignment, upon the terms and conditions of this Agreement (the “Transaction”); and

WHEREAS, This Agreement shall form the master transfer agreement with respect to the Transaction, it being understood that this Agreement shall be supplemented by the Local Transfer Agreements (as defined below) for the purpose of effecting the conveyance of different components of the Business.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement:

“Accounting Principles” means the accounting principles set forth on Annex A.

“Acquired Assets” means all of Sellers’ and the Sellers’ Affiliates’ rights, titles, and interests in and to all of the following assets used or held for use exclusively (except as otherwise set forth below) in the operation of the Business as of the Closing Date:

(a) all Furnishings and Equipment listed on Section 1.1(a) of the Disclosure Schedule;

(b) all Records;

(c) subject to the licenses granted pursuant to the IPR Agreement, the Patents and Marks listed on Section 1.1(a) of the Disclosure Schedule, and all of Sellers’ rights in other Intellectual Property used exclusively in the conduct of the Business (“Purchased Intellectual Property”);

(d) all rights under Contracts used exclusively in the Business, including the Contracts listed on Section 1.1(a) of the Disclosure Schedule, and all Contracts to which the Acquired Subsidiaries are a party (all Contracts contemplated by this clause (d), the “Transferred Contracts”);

(e) all current assets, other than Cash or securities, including all accounts receivable and other rights to receive payment, reflected on the Conclusive Net Working Capital Statement;

(f) all credits, deposits and pre-payments exclusively related to any other Acquired Asset;

(g) all transferable Permits exclusively relating to the Business, including the Permits listed on Section 1.1(a) of the Disclosure Schedule (the “Transferred Permits”);

(h) the Xenia Site;

(i) the Transferred Cash;

(j) the IT Systems identified on Section 1.1(a) of the Disclosure Schedule (the “Purchased IT Systems”);

(k) all licenses to Intellectual Property used exclusively in the conduct of Business, including the licenses listed on Section 1.1(a) of the Disclosure Schedule (the “Transferred IPR Licenses”);

(l) the Acquired Equity including for the avoidance of doubt, all assets, properties and rights of whatever nature of the Acquired Subsidiaries (the “Acquired Subsidiary Assets”), but excluding the Excluded Assets listed in Section 1.1(b) of the Disclosure Schedule;

(m) all Transferred Inventory;

(n) the other assets specifically listed in Section 1.1(a) of the Disclosure Schedule, if any;

(o) insurance proceeds received by Sellers with respect to any material Acquired Asset (or Acquired Assets which in the aggregate are material) damaged between the date hereof and Closing that is not otherwise repaired or replaced by Sellers or their Affiliates; and

(p) any other assets transferred to Buyer pursuant to Section 6.2.

“Acquired Equity” means collectively the BFS Equity, the Israeli Equity and the Singapore Equity.

“Acquired Subsidiaries” means Barco Electronic Systems Ltd. (the “Israeli Subsidiary”); Barco Pte Ltd. (the “Singapore Subsidiary”); and Barco Federal Systems, LLC (“BFS”).

“Acquired Subsidiary Assets” has the meaning set forth in the definition of Acquired Assets.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Law” means all laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States, the European Union or elsewhere.

“Applicable Anti-Corruption Laws” means as enacted and in effect on or prior to the Closing Date; the Foreign Corrupt Practices Act of 1977, as administered and enforced by the U.S. Department of Justice and U.S. Securities Exchange Commission; any applicable law implementing the Organization of Economic Cooperation and Development Convention on Combating the Bribery of Foreign Public Officials in International Business Transactions or other applicable conventions, including, but not limited to, such laws that have been enacted by Belgium; and any other applicable anti-bribery or anti-corruption law administered and enforced by a competent authority applicable to Sellers and/or Acquired Subsidiaries, or any operations or activities thereof.

“Applicable Economic Sanctions Laws” means as enacted and in effect on or prior to the Closing Date; those laws, statutes, enabling legislation, executive orders, or regulations, as amended from time to time, administered and enforced by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, or the Office of Counter Threat Finance and Sanctions, U.S. Department of State, pursuant to which economic or trade sanctions have been imposed to restrict transactions, business, or dealings with regard to any Person, including under the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the Iran Freedom and Counter-Proliferation Act, the Sudan Accountability and Divestment Act, the Antiterrorism and Effective Death Penalty Act, and any other regulatory sanctions program under 31 C.F.R. Parts 500-598; all laws, directives, orders, and regulations enacted by or administered by the European Union or any Governmental Authority of Belgium, or Flanders providing for or authorizing the imposition of sanctions against any individual, entity, or state; any other sanctions law or regulation applicable to Sellers, the Acquired Subsidiaries, or any operations or activities thereof; and all specific licenses, general authorizations, or exemptions granted under the foregoing Applicable Economic Sanctions Laws.

“Applicable Export Control Laws” means as enacted and in effect on or prior to the Closing Date; those laws, statutes, enabling legislation, executive orders, and regulations administered and enforced by the Bureau of Industry and Security, U.S. Department of Commerce, or the Directorate of Defense Trade Controls, U.S. Department of State, pursuant to which temporary import, export, and reexport controls have been imposed on commodities, software, technology, and defense services with regard to destinations, end users, and end uses, including under the Export Administration Act, the International Emergency Economic Powers Act, and the Export Administration Regulations, 15 C.F.R. Parts 730-774, or the Arms Export Control Act and the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; the

European Union Dual-Use Regulation, Directive 428/2009 (as amended), the Intra-Community Transfer Directive 2009/43 and any other directives or orders enacted or administered by any Governmental Authority of Belgium, or Flanders that implement controls on the export or reexport of dual-use or military commodities, software, technology or services; any other export control law or regulation applicable to Sellers, the Acquired Subsidiaries, or any operations or activities thereof; and all licenses, authorizations, exceptions, or exemptions granted under the foregoing Applicable Export Control Laws.

“Applicable Import Laws” means as enacted and in effect on or prior to the Closing Date; laws, orders or regulations of any applicable jurisdiction, including without limitation the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security; the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce; regulations with regard to permanent import of defense articles administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the U.S. Department of Justice; all import laws and regulations enacted or administered by the Governments of Belgium, or Flanders; any other import law or regulation applicable to Sellers, the Acquired Subsidiaries, or any operations or activities thereof; and all licenses, authorizations, exceptions, or exemptions granted under the foregoing laws and regulations.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.9(a)(ii).

“Assumed Liabilities” means all Liabilities whether now existing or arising at any time prior to, on or after the Closing Date to the extent caused by, arising out of, or incurred in connection with the Business or the Acquired Assets; provided, however, that, notwithstanding the above, the Assumed Liabilities will not include any Excluded Liabilities.

“B-Patents” means the Patents listed in Annex C to the IPR Agreement.

“Barco Texen” means a société par actions simplifiée organized and operating under the laws of France, with a share capital of EUR 390,510, whose registered office is located at 7 rue Roger Camboulives Parc Technologique de Basso Cambo in Toulouse (31000), registered with the registry of trade and companies of Toulouse, under the number 401 431 820.

“Basket” has the meaning set forth in Section 8.4(a).

“Belgian DAT Business” has the meaning set forth in the Belgian DAT Business Transfer Agreement.

“Belgian DAT Business Transfer Agreement” means the local transfer agreement containing the specific terms and conditions with respect to the sale and purchase of the Belgian DAT Business, in agreed form.

“BFS” has the meaning set forth in the definition of Acquired Subsidiaries.

“BFS Equity” means the issued and outstanding equity interests of BFS.

“Bills of Sale” has the meaning set forth in Section 2.9(a)(i).

“Blocked Person” means (a) a person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Treasury Department, or Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions published by the European Union, (b) a person whose property or economic resources is blocked or a target of sanctions that have been imposed under Applicable Economic Sanctions Laws, or (c) a person that is an agent, department, or instrumentality of, beneficially owned 50% or more by, or designated as controlled by or acting on behalf of, directly or indirectly, any person or persons described in clause (a) or (b) of this paragraph.

“Bonding Requirements” means the standby letters of credit, guarantees, indemnity bonds and other financial commitment credit support instruments issued by third parties on behalf of Sellers or any of their Subsidiaries in respect of the Business listed on Section 5.13 of the Disclosure Schedule (such Seller or Subsidiary, a “Seller Guarantor”).

“Business” means the design, modification, development, manufacturing, support, services, sustaining engineering, sales and marketing of visualization solutions, tools and associated services, such as rugged displays, rugged computers, mission computers, avionics computers, rugged network appliances, consoles, ground stations, sensor processing, cockpit displays and air traffic control displays for defense, civil and military avionics for defense, civil, military ground mobile or stationary electronics, and for defense, civil and military marine electronics, as well as integrated visual systems to simulate training scenarios for military and civil flight, military and civil driving simulation, combat simulation, maritime simulation, helicopter simulation, or to present educational and entertaining shows on astronomy and the night sky in planetariums with SIM-7 or SIM-10 projector technology, in each case, as carried out by Sellers, the Acquired Subsidiaries and where relevant, their Affiliates, excluding the design, development, manufacturing, support, services, sustaining engineering, sales and marketing of the products to be supplied to Buyer pursuant to the Supply Agreements.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in either the Kingdom of Belgium or in New York, New York will be authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 8.2.

“Cash” means cash, cash equivalents and liquid investments.

“CEPANI” has the meaning set forth in Section 10.8(b)

“CEPANI Rules” has the meaning set forth in Section 10.8(b)

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Collective Bargaining Agreement” means any company specific works council, union or collective bargaining agreement.

“Commercially Reasonable Efforts” means efforts (a) that are required by the terms of any Contract at issue, or (b) that are reasonable for a Party to undertake from a commercial point of view in the context of the Transactions and that are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and that do not require the performing Party to expend any funds or assume any liabilities other than expenditures and liabilities that are reasonable in nature and amount in the context of the Transactions.

“Conclusive Net Working Capital Statement” has the meaning set forth in Section 2.10(b).

“Conclusive Purchase Price Allocation” has the meaning set forth in Section 2.11.

“Conclusive Transferred Cash Statement” has the meaning set forth in Section 2.10(b).

“Confidentiality Agreement” means the letter agreement, dated as of 24 February, 2014, by and between Barco NV and Buyer, regarding the terms and conditions on which Barco NV would make available to Buyer certain information relating to the Business.

“Contract” means any agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, license agreement, promotion agreement, partnership agreement or other binding arrangement, understanding, permission or commitment, whether written or oral and including any right or obligation under any of the foregoing.

“Control”, including when used in the terms “Controlled by”, “Controlling” and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Damages” has the meaning set forth in Section 8.2.

“Dark Contracts” means those certain agreements by and between Sellers or an Acquired Subsidiary, on the one hand, and certain departments and agencies of the United States Government, on the other hand, which agreements contain security and confidentiality obligations preventing Sellers from disclosing their nature and terms to any party.

“Data Rooms” means the Intralinks virtual data rooms named “Project Seal,” (ii) “Project Seal Federal,” and (iii) “Project Seal HR” established by Sellers and all of their contents.

“DDTC” means the Directorate of Defense Trade Controls at the U.S. Department of State.

“Decree” means any judgment, decree, ruling, injunction, attachment, writ, executive order, administrative order or any other order of any Governmental Authority.

“Disclosure Schedule” has the meaning set forth in Article III.

“Disclosure Supplement” has the meaning set forth in Section 5.7.

“Dispute” has the meaning set forth in Section 10.8(a)

“Disputed Items” has the meaning set forth in Section 2.10(b).

“Duluth Lease” has the meaning set forth in Section 2.9(a)(viii).

“Duluth Site” means the real property owned by Barco, Inc. located at 3059 Premiere Parkway, Duluth, Georgia 30097, United States, including all buildings and improvements thereon.

“Employee” means an employee of any Seller or any of its Subsidiaries (including, but not limited to, any employee on an authorized leave of absence (such absence will include employees who are on leave due to short-term disability or are on an approved family, medical, long-term disability, administrative or military leave or other type of leave that entitles the employee to reinstatement upon the completion of the leave under the applicable leave policy of such Seller), and any preretirement employee) whose duties relate primarily to the operations of the Business. A list of all Employees as of a date that is not more than five Business Days prior to the date hereof is attached as Annex B.

“Employee Benefit Plan” means any material retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) established, sponsored, maintained or contributed to (or with respect to which an obligation to establish, sponsor, maintain or contribute has been undertaken) by any Seller or Acquired Subsidiary (or to which any Seller or Acquired Subsidiary is a party) for the benefit of (i) any current or former officer, employee, agent, director, manager or independent contractor of any Seller who primarily provides (or has provided) services with respect to the Business (or any dependent or beneficiary of any such individual), including, without limitation, any Transferred Employee, or (ii) any current or former officer, employee, agent, director, manager or independent contractor of any Acquired Subsidiary (or any dependent or beneficiary of any such individual), or (b) with respect to which any Acquired Subsidiary has (or could have) any Liability.

“Environmental, Health or Safety Requirements” means, as enacted and in effect on or prior to the Closing Date, all laws, statutes, regulations and ordinances, and all legally binding judicial and administrative orders and determinations, in each case, concerning worker health and safety, pollution, protection of the environment and the presence, storage, transfer or handling of, or Releases or threatened Releases, of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with any Seller or Acquired Subsidiary, is (or, at any time during the six years preceding the date of this Agreement, was) treated as a single employer under Section 414(b) or (c) of the IRC or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Excluded Assets” means, notwithstanding anything herein to the contrary, all assets of Sellers and their Affiliates as of the Closing that are not Acquired Assets, including the following assets:

(a) any asset owned, used, leased or otherwise controlled by Barco Integrated Solutions other than its equity interests in the Israeli Subsidiary;

(b) any asset that is (x) not used exclusively in the Business (unless specifically identified in the definition of “Acquired Assets”) or (y) inseparable from any other business of Sellers or any of their Affiliates, in each case, including (i) certificates of incorporation or organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence (except in respect of the Acquired Subsidiaries); (ii) Records related to Taxes paid or payable (except in respect of the Acquired Subsidiaries); (iii) any Income Tax asset (except in respect of the Acquired Subsidiaries); (iv) any assets not customarily based or located at the Facilities including assets located at the homes of Employees who work out of their homes and are not assigned a permanent office at a Facility (unless held in the name of a Seller or an Acquired Subsidiary); (v) the name “Barco” and any name or trademark, service mark, trade name, logo, trade dress, Internet domain name or other indicia of origin that includes or relates to such name, or any related derivatives, abbreviations, acronyms or other formatives based on such name, whether alone or in combination with any other words, phrases, or designs, and all registrations, applications and renewals thereof and all rights and goodwill associated therewith and any name or trademark, service mark, trade name, logo, Internet domain name or other indicia of origin that is confusingly similar thereto or derived therefrom (collectively, the “Seller Marks”);

(c) equity interests in any of Sellers’ Subsidiaries that are not Acquired Subsidiaries;

(d) Cash or securities, other than the Transferred Cash;

(e) except as provided in Annex H, all rights and assets under or related to any Employee Benefit Plan;

(f) all Permits other than Transferred Permits;

(g) all Intellectual Property, other than the Purchased Intellectual Property;

(h) all real property, other than the Xenia Site;

(i) all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders, other than those owned by an Acquired Subsidiary or provided for in clause (o) in the definition of Acquired Assets;

(j) any of Sellers’ rights under this Agreement or any Related Agreement;

(k) all Multi-Site Contracts, subject to Section 2.14, and any of Sellers’ rights under any Contracts that are not Transferred Contracts;

(l) the Excluded Records;

(m) all items sold, transferred, disposed of or consumed prior to the Closing Date in the ordinary course of business;

(n) all claims, causes of action, rights of recovery and rights of set-off, refund and rights to collect damages (including with respect to the infringement or misappropriation of any Intellectual Property) of Sellers and their Subsidiaries against third parties and any and all amounts owed to Sellers or any of their Subsidiaries (i) with respect to the ownership or operation of the Acquired Assets or the conduct of the Business prior to the Closing Date (other than in respect of the Acquired Subsidiaries) or (ii) with respect to the Excluded Assets or the Excluded Liabilities, in each case, other than any claims, causes of action, rights to recovery and rights of set-off, refund and rights to collect damages (including with respect to the infringement or misappropriation of any Intellectual Property) of Sellers and their Affiliates to the extent associated with any Assumed Liabilities or other matters with respect to which Buyer has an obligation of indemnity hereunder;

(o) all IT Systems other than Purchased IT Systems;

(p) without limiting the generality of the foregoing, all assets listed on Annex C hereto, if any;

(q) the assets of the Acquired Subsidiaries listed in Section 1.1(b) of the Disclosure Schedule;

(r) all intercompany accounts receivable; and

(s) any other assets transferred to Sellers pursuant to Section 6.2.

“Excluded Liabilities” means the following Liabilities:

(a) any Liability of Barco Integrated Solutions other than by virtue of its ownership of the Israeli Equity;

(b) any Liability of Sellers or their Subsidiaries not relating to or arising out of the Business, including any Liability to the extent relating to or arising out of the Excluded Assets;

(c) any Liability of Sellers for Taxes and any Liability of the Acquired Subsidiaries for Taxes for any Pre-Closing Tax Period; provided, however, that with regard to Taxes for Acquired Subsidiaries, only Liabilities that are in excess of the amount reserved for Taxes on the Conclusive Net Working Capital Statement will be Excluded Liabilities;

(d) except as provided in Annex H, all Liabilities relating to Employees in connection with withheld payroll Taxes, payroll, accrued and or unpaid compensation, vacation, paid time off, sick leave, expense, severance or other amounts due to any Employee prior to Closing, workman’s compensation benefits and employee withholding, in each case, accrued prior to the Closing Date (other than any such Liabilities set forth on the Conclusive Net Working Capital Statement);

(e) all Liabilities of Sellers under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(f) except as provided in Annex H, all Liabilities of Sellers and their Subsidiaries with respect to any Employee Benefit Plan;

(g) all Indebtedness of Sellers and the Acquired Subsidiaries except as provided on Annex J;

(h) all Liabilities for the payment of monetary fines and civil and criminal penalties imposed by a Governmental Authority upon Sellers and their Subsidiaries for violations of applicable laws to the extent arising from acts or omissions of Sellers and their Subsidiaries prior to the Closing Date;

(i) all intercompany payables of the Acquired Subsidiaries to any Affiliates; and

(j) all Liabilities set forth in Section 1.1(c) of the Disclosure Schedule, if any.

“Excluded Records” means: (a) any corporate, financial, Tax and legal data, information, forecasts and records of Sellers and their Subsidiaries (other than the Acquired Subsidiaries); (b) any data, information and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement, joint venture agreement or other agreement with a Person other than Sellers and their Subsidiaries, or by applicable law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; (c) any employment, personnel, medical and other data, information and records relating to any employees other than the Transferred Employees, including those in respect of the Transferred Employees that are prohibited by applicable law or by Sellers’ or any of their Subsidiaries’ internal policies from being disclosed or transferred to Buyer; (d) any proprietary manuals or procedures (other than to the extent related to an Acquired Asset), and third party reports, publications, or information sources and any subscriptions thereto; (f) any data, information and records relating to any potential sale of all or any portion of the Business or the Acquired Assets, including any third party offers to purchase the Business or the Acquired Assets or Acquired Subsidiaries, correspondence with, from or concerning such third parties’ interest in the Business or the Acquired Assets or Acquired Subsidiaries and negotiations with such third parties; (g) all legal communications, legal records and legal files of Sellers and their Subsidiaries, including all documents and other materials protected by attorney-client privilege, attorney work product or similar legal privilege except to the extent exclusively related to the Business or in the possession of an Acquired Subsidiary; and (i) any records that cannot, with Commercially Reasonable Efforts, be identified by Sellers or their Subsidiaries or be segregated by Sellers or their Subsidiaries (other than the Acquired Subsidiaries) from their general or aggregated data, information and records systems, as to which Sellers shall provide Buyer reasonable access upon request pursuant to Section 6.4 hereof.

“Existing Grandfathered Business” has the meaning set forth in Section 6.5.

“Extended Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Facilities” means the Owned Real Property and the Leased Real Property.

“Financial Statements” has the meaning set forth in Section 3.6.

“Force Majeure” means a happening or event which (a) is beyond the relevant Party’s control, (b) such Party could not reasonably have expected to occur when entering into this Agreement and (c) such Party could not reasonably have avoided or overcome.

“Furnishings and Equipment” means tangible personal property (other than Inventory), including machinery, equipment, tools, computers, furniture, forklifts and vehicles.

“Governing Documents” has the meaning set forth in Section 3.4(b).

“Governmental Authority” means any governmental, regulatory, legislative, executive, judicial, quasi-judicial or other public authority, agency, commission, court, body or other governmental entity.

“Government Bid” means any offer made by any Seller or an Acquired Subsidiary prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between a Seller or an Acquired Subsidiary, on the one hand, and (a) any Governmental Authority, or (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, on the other hand. A task, purchase or delivery order under a Government Contract does not constitute a separate Government Contract for purposes of this definition, but is part of the Government Contract to which it relates.

“Government Official” means a person holding an official position, including an employee, officer, director or member of any government, including any instrumentality, department, agency, subdivision, commission or regulatory body, at any national, state or municipal level or in any branch of government, whether legislative, executive, or judicial, any government-owned or government-controlled enterprise, or any public international organization, any political party, party official, or candidate for political office, or any person acting in an official capacity for or a close relative (child, spouse, sibling, or parent) of, any of the foregoing.

“Hazardous Substances” means any hazardous substance, hazardous waste, toxic substance, toxic waste, pollutant or contaminant, as those terms are defined under any Environmental, Health and Safety Requirements, and any substance that contains polychlorinated biphenyl, asbestos, radioactive materials or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means any Tax based on or measured by reference to net income, including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” of Sellers and the Acquired Subsidiaries means the principal, accrued and unpaid interest, applicable prepayment and redemption premiums or penalties and other monetary obligations in respect of (a) indebtedness of such Person for borrowed money, including indebtedness evidenced by notes, debentures, bonds and similar instruments, (b) all obligations in respect of bankers’ acceptances issued or created for the account of such Person, (c) any payment obligations in respect of letters of credit, interest rate swaps, collars, caps, hedging obligations or other similar contingent obligations, including all earn-out or other contingent payment obligations arising in connection with transactions occurring prior to the Closing, (d) obligations for the deferred purchase price of property or services, (e) obligations as lessee under any leases which are required to be capitalized in accordance with the Accounting Principles, as obligor or guarantor, and (f) all guarantees (whether direct or indirect) granted by Sellers or the Acquired Subsidiaries in respect of indebtedness of others.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Initial Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Initial Purchase Price” has the meaning set forth in Section 2.7.

“Initial Transferred Cash Amount” means €9.5 million.

“Intellectual Property” means (a) all issued patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof (“Patents”); (b) all trademarks, service marks, trade dress, logos, trade names and Internet domain names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Marks”); (c) all copyright and design rights (including registrations and applications for registration therefor and renewals in connection therewith) (“Copyrights”); (d) all trade secrets, know-how, technology, improvements and inventions (“Know-how”); and (e) all rights in computer software including data and databases (“Software”).

“Intellectual Property Assignments” has the meaning set forth in Section 2.9(a)(iv).

“Inventory” means inventories of raw materials and supplies, manufactured and purchased parts, work in process and finished goods.

“IPR Agreement” has the meaning set forth in Section 2.9(a)(vii).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” has the meaning set forth in Section 3.21(a).

“Israeli Equity” means the issued and outstanding equity interests of the Israeli Subsidiary.

“Israeli Equity Transfer Agreement” means the local transfer agreement containing the specific terms and conditions with respect to the sale and purchase of the Israeli Equity, an agreed form copy of which is attached hereto as Exhibit M.

“Israeli Purchase Price” has the meaning set forth on Annex G.

“Israeli Subsidiary” has the meaning set forth in the definition of Acquired Subsidiaries.

“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.)

“IT Systems” means all: computer software, computer hardware, other tangible media on which such software is recorded, information technology infrastructure, network equipment and documentation.

“KND1” means the real property (building and surrounding land) at the Kortrijk Site denoted as KND1 and delineated in red, as described on Exhibit N.

“KND1 Option Agreement” has the meaning set forth in Section 2.9(a)(xxxii).

“Knowledge” of a Person (and other words of similar import) means the actual knowledge of (i) with respect to any Seller, the individuals set forth on Section 1.1(d) of the Disclosure Schedule, and (ii) with respect to Buyer, any executive officer or division manager of Buyer, in each case, after reasonable inquiry of relevant management personnel.

“Kortrijk Lease” has the meaning set forth in Section 2.9(a)(ix).

“Kortrijk Site” means the real property owned by Barco NV located at President Kennedy Park 35, 8500 Kortrijk, Belgium.

“Kuurne Site” means the real property owned by Barco NV located at Noordlaan 5, 8520 Kuurne, Belgium.

“Kuurne Sub-Lease” has the meaning set forth in Section 2.9(a)(x).

“Leased Real Property” means any land, buildings, structures, improvements, fixtures or other interest in real property leased by any of the Sellers or an Acquired Subsidiary and used in the Business.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when arising, including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance; provided, however, that “Lien” will not be deemed to include any license of Intellectual Property.

“Litigation” means any action, suit, summons, hearing or proceeding, whether civil, criminal, administrative or arbitral, and whether before any Governmental Authority.

“Local Transfer Agreements” means collectively the Belgian DAT Business Transfer Agreement and the Israeli Equity Transfer Agreement.

“Maintenance Costs” has the meaning set forth in Section 2.12.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Master Transitional Services Agreement” has the meaning set forth in Section 2.9(a)(iii).

“Material Adverse Effect” means, when used with respect to a Person or the Business, any effects, changes, events, circumstances, states of facts, occurrences or developments that (i) would, individually or taken together, materially adversely affect the business, assets, properties, liabilities, financial condition, operating results or operations of the Person and its Subsidiaries (taken as a whole) or the Business as presently conducted, as applicable; provided, however, that no effects, changes, events, circumstances, states of facts, occurrences or developments arising from or related to any of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (a) general business or economic conditions in any geographic region in which such Person or the Business, as applicable, operates; (b) general business or economic conditions affecting the industry in which such Person or the Business, as applicable, operates; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of any country; (d) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) changes in commodities prices; (f) the occurrence of any Force Majeure events (excluding Force Majeure events resulting in substantial physical damage to the Xenia Site, the Kuurne Site, the Kortrijk Site or the Duluth Site which materially interrupt the operation of the Business at such location and which cannot reasonably be expected to be repaired and certified operational, to the extent applicable, within 120 days of the Closing Date (a “Material Casualty”)); (g) any strike or labor dispute (unless unrelated to the announcement or pendency of this Agreement); (h) changes in law or changes in generally accepted accounting principles applicable to the financial statements of such Person or the Business; (i) the taking of any action contemplated by this Agreement or any Related Agreement; (j) any failure of any Party to provide its consent to the taking of any action otherwise prohibited hereunder in connection with the operation of the Business; (k) changes as a result of the announcement or pendency of this Agreement; (l) the failure of the Business to meet projections of earnings, revenues or any other financial measure (regardless of whether such projections were made by Sellers or independent third parties); or (m) any change, in and of itself, in the market price or trading volume of such Person’s securities; provided, however, that in each of the clauses (a) through (e) and (h) above, excluding any effect, change, event, circumstance, state of fact, occurrence or development that has a disproportionate effect on the Person or the Business, as applicable, in comparison to other participants in the industry in which the Person or the Business, as applicable, operates, and provided, further, that the underlying causes for such effects, changes, events, circumstances, states of fact, occurrences and events may, except as otherwise provided herein, be considered for purposes of determining the occurrence of a Material Adverse Effect.

“Material Casualty” has the meaning set forth in the definition of “Material Adverse Effect.”

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Most Recent Financial Statements” has the meaning set forth in Section 3.6.

“Most Recent Quarter End” has the meaning set forth in Section 3.6.

“Most Recent Statement of Certain Assets and Liabilities” means the statement of certain assets and liabilities for the Most Recent Quarter End.

“Multi-Site Contracts” means any “master” Contracts that pertain to multiple facilities and assets or businesses of Sellers and their Subsidiaries.

“Neutral Arbitrator” has the meaning set forth in Section 2.10(b).

“Net Working Capital” means the amount calculated utilizing the Accounting Principles pursuant to the illustrative determination of the net working capital attached as Annex D hereto.

“Networking Supply Agreement” has the meaning set forth in Section 2.9(a)(vi).

“Nominated Buyer” has the meaning set forth in Section 10.5(b).

“Non-U.S. Employee Benefit Plan” has the meaning set forth in Section 3.21(f).

“Offer Acceptance” means the acceptance by Barco NV in writing of the offer by Buyer to acquire 100% of the shares of Barco Texen memorialized in the Offer Letter.

“Offer Letter” means that certain offer letter from Buyer to Barco NV of even date herewith respect to Barco Texen.

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Owned Real Property” means collectively the Duluth Site, the Xenia Site, the Kortrijk Site and the Kuurne Site.

“Parties” has the meaning set forth in the preamble.

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance or similar right obtained from any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, including all statutory liens, arising or incurred in the ordinary course of business; (c) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; (d) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, except where any such violation would not reasonably be expected to individually or in the aggregate materially impair the use or operation of the affected property or the conduct of the Business thereon as it is currently being conducted; (e) Liens for any financing secured by an asset, where the financing obligation is an Assumed Liability and such asset is an Acquired Asset; (f) easements, covenants, conditions, restrictions, leases and other similar matters affecting title to the Facilities and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of the Facilities in the operation of the Business taken as a whole as it is currently conducted; (g) matters that would be disclosed on an accurate survey of the Xenia Site; and (h) other Liens, none of which, individually or in the aggregate, materially impairs the use or operations of the affected property or the conduct of the Business therewith as it is currently being used and conducted.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Person of Concern” means an agent, intermediary, or close business associate for or of a Government Official.

“Post-Closing Net Working Capital Statement” has the meaning set forth in Section 2.10(a).

“Preliminary Purchase Price Allocation” has the meaning set forth in Section 2.11.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.15(a).

“Products” means the products developed, manufactured and marketed by the Business, including those listed on Annex E hereto.

“Projector Supply Agreement” has the meaning set forth in Section 2.9(a)(vi).

“Purchase Price” has the meaning set forth in Section 2.7.

“Purchase Price Allocation” has the meaning set forth in Section 2.11.

“Purchased Intellectual Property” has the meaning set forth in the definition of Acquired Assets.

“Purchased IT Systems” has the meaning set for in the definition of Acquired Assets.

“Records” means, in each case excluding the Excluded Records, the books, records, documents, correspondence, lists (including customer lists and supplier lists), plans, drawings, designs, specifications, advertising and promotional materials, reports, data, databases, and other printed materials owned by Sellers and exclusively related to the Business, any Acquired Asset, any Assumed Liability or any Transferred Employee.

“Related Agreements” means the Master Transitional Services Agreement, the Duluth Lease, the Kortrijk Lease, the Kuurne Lease, the Supply Agreements, the IPR Agreement, the Local Transfer Agreements and all conveyance documents, instruments, deeds, Contracts, schedules, certificates or other documents being delivered pursuant to or in connection with the aforesaid agreements or the transactions contemplated by this Agreement.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Restated Agreement” has the meaning set forth in Section 5.20.

“Remaining Guaranties” has the meaning set forth in Section 5.13.

“Representative” means, when used with respect to a Person, the Person’s controlled Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel and accountants) and financing sources.

“Resolution Period” has the meaning set forth in Section 2.10(b).

“Sale Transaction” has the meaning set forth in Section 5.18.

“Sellers” or “Seller” has the meaning set forth in the preamble.

“Seller Entities” means the Affiliates of Sellers that own Acquired Assets or employ Employees listed on Annex F.

“Seller Guarantor” has the meaning set forth in the definition of Bonding Requirements.

“Seller Indemnified Party” has the meaning set forth in Section 8.3.

“Seller Marks” has the meaning set forth in the definition of Excluded Assets.

“Shared Multi-Site Contracts” has the meaning set forth in Section 2.14(a).

“Singapore Equity” means the issued and outstanding equity interests of the Singapore Subsidiary.

“Singapore Subsidiary” has the meaning set forth in the definition of Acquired Subsidiaries.

“Straddle Period” has the meaning set forth in Section 6.15(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which, directly or indirectly, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation).

“Supply Agreements” means the Projector Supply Agreement, the Networking Supply Agreement and the other supply agreements to be entered into between Buyer and Sellers in connection with the Transactions contemplated hereby based upon the Projector Supply Agreement and the term sheets attached hereto as Exhibit G.

“Target Net Working Capital Amount” means the Net Working Capital derived in accordance with the illustrative example on Annex D.

“Tax” or “Taxes” means any and all forms of taxation, deductions and withholdings, social security contributions or similar charges, including without limitation, corporate and individual income taxes, wage withholding tax, social security contributions and employee social security contributions, value added tax, sales and use taxes, alternative minimum tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, any levy on distributions, (municipal) real estate taxes, real estate transfer tax, other municipal taxes and duties, and environmental taxes in any relevant jurisdiction, due and payable by virtue of any applicable federal, regional or local law in any jurisdiction, including any interest, penalties, surcharges, fines and other additions relating thereto.

“Taxing Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official with the responsibility for or competence to impose, collect or administer, any form of Tax in any jurisdiction.

“Tax Controversy” has the meaning set forth in Section 6.15(g).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means an amount equal to €3,750,000.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction” has the meaning set forth in the Recitals hereto.

“Transfer Tax” has the meaning set forth in Section 6.9(a).

“Transferred Cash” means the cash of the Acquired Subsidiaries, not to exceed €10 million.

“Transferred Cash Statement” has the meaning set forth in Section 2.10(a).

“Transferred Contracts” has the meaning set forth in the definition of Acquired Assets.

“Transferred Employees” has the meaning set forth in Annex H.

“Transferred Inventory” has the meaning set forth in Annex D, Part 3.

“Transferred IPR Licenses” has the meaning set forth in the definition of Acquired Assets.

“Transferred Permits” has the meaning set forth in the definition of Acquired Assets.

“Treasury Regulations” means regulations promulgated under the IRC.

“Unsanctioned Boycott” means an international boycott or restrictive trade practice of a foreign country against a third country that is not sanctioned by the United States, as prohibited by or penalized under 15 C.F.R. Part 760 of the Export Administration Regulations, Section 999 of the IRC, and related guidelines and interpretations.

“U.S. Employee Benefit Plan” has the meaning set forth in Section 3.21(a).

“VAT” means Value Added Tax chargeable in any relevant member state of the European Union and further means Value Added Tax at the rate in force when the relevant supply is made and any tax of a similar nature which is introduced in substitution for or as an addition to such tax from time to time and any penalties or fines in relation to them.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1989.

“Xenia Deed” has the meaning set forth in Section 2.9(a)(v).

“Xenia Site” means the real property owned by Barco, Inc. located at 600 Bellbrook Avenue, Xenia, Ohio 45385, United States, including all buildings and improvements thereon.

Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary:

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit, Schedule, clause or subclause, such reference will be to an Article, Section, Annex, Exhibit, Schedule, clause or subclause of this Agreement.

(b) The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, will be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The word “if” and other words of similar import will be deemed, in each case, to be followed by the phrase “and only if.”

(e) The use of “or” herein is not intended to be exclusive.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein will include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns will include the plural and vice versa.

(g) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h) Any reference herein to law or to a legal requirement (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) will be deemed to include reference to all laws and or to such legal requirement and any legal requirement promulgated thereunder (or provision thereof, as applicable), including any successor thereto, respectively, in each case, as may be amended.

(i) References herein to a Person are also to its permitted successors and assigns. Any reference herein to a Governmental Authority will be deemed to include reference to any successor thereto.

(j) Any reference herein to “Euros” or “€” will mean official currency of the eurozone.

(k) Buyer acknowledges and agrees that the specification of any euro amount in the representations, warranties or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer will not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material.

(l) References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or its Representatives in the Data Rooms prepared by Sellers or provided to Buyer or its Representatives.

(m) The interpretation rules provided for in Article 1162 of the Belgian Civil Code shall not apply.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Belgian DAT Business.

(a) On the terms and subject to the conditions set forth in the Belgian DAT Business Transfer Agreement and this Agreement, Buyer will purchase from Barco NV, and Barco NV will sell, transfer, assign, convey and deliver to Buyer at the Closing, the Belgian DAT Business, which, for the avoidance of doubt, includes the Singapore Equity.

(b) The transfer of ownership of the Belgian DAT Business shall be effected by, and in accordance with, the terms and conditions set forth in the Belgian DAT Business Transfer Agreement and this Agreement.

(c) The Belgian DAT Business Transfer Agreement shall be executed by Barco NV and Buyer concurrent with the execution of the Restated Agreement (or on such earlier date as the Parties may agree), so as to allow for all formalities and waiting periods related to the specific procedure provided for in Articles 760 to 762 and 764 to 767 juncto 770 of the Belgian Companies Code to be complied with on or prior to the Closing Date (determined without regard to the completion of such formalities and waiting periods).

Section 2.2 Purchase and Sale of the Israeli Equity.

(a) On the terms and subject to the conditions set forth in the Israeli Equity Transfer Agreement and this Agreement, Buyer will purchase from Barco, Inc. and Barco Integrated Solutions NV, and Barco, Inc. and Barco Integrated Solutions NV will sell, transfer, assign, convey and deliver to Buyer at the Closing, the Israeli Equity.

(b) The transfer of ownership of the Israeli Equity shall be effected by, and in accordance with, the terms and conditions set forth in the Israeli Equity Transfer Agreement and this Agreement.

Section 2.3 Purchase and Sale of the Other Acquired Assets Comprising the Business.

(a) Barco, Inc. will sell, transfer, assign, convey and deliver to Buyer at Closing all of the Acquired Assets owned by it, including the BFS Equity. Sellers shall, and shall cause each of their Affiliates that own any of the Acquired Assets to convey any Acquired Assets held by them and not included in the transfers described in the immediately preceding sentence of this Section 2.3(a) and Sections 2.1 and 2.2 to Buyer on the terms and subject to the conditions set forth in this Agreement and the Related Agreements, and pursuant to any other conveyance documents that may be required in form and substance satisfactory to the Parties.

(b) The transfer of ownership of the Acquired Assets contemplated by Section 2.3(a) shall be effected by, and in accordance with, the Related Agreements and/or this Agreement, as applicable.

Section 2.4 [Intentionally Deleted].

Section 2.5 Assumed Liabilities and Excluded Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement and the Local Transfer Agreements and the Related Agreements, Buyer will assume and become responsible for the Assumed Liabilities at the Closing. Buyer agrees to pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof.

(b) On the terms and subject to the conditions set forth in this Agreement the Local Transfer Agreements and the Related Agreements, Sellers will retain the Excluded Liabilities. Sellers agree to pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Excluded Liabilities in a timely manner in accordance with the terms thereof.

Section 2.6 Treatment of Intercompany Accounts. All intercompany accounts receivable, intercompany accounts payable and other obligations due and owing to any Seller by any of its Subsidiaries will be disregarded for purposes of the transactions contemplated hereby and will not be transferred or assigned to Buyer, and all intercompany accounts payable of the Acquired Subsidiaries together with all intercompany accounts receivable by the Acquired Subsidiaries, will be settled prior to Closing.

Section 2.7 Purchase Price. At the Closing, Buyer will pay to Sellers, without reduction for any Tax due in connection with the execution and delivery of this Agreement or the consummation of the Transactions, an amount equal to (i) €139.3 million, plus, (ii) Initial Transferred Cash Amount (such amounts, collectively the “Initial Purchase Price” and as further adjusted by the payments contemplated by Section 2.10(c), if any, the “Purchase Price”), by wire transfer or other immediately available funds to an account or accounts designated by Sellers prior to the Closing Date.

Section 2.8 Closing. The closing of all the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Jones Day located at Rue de la Régence, Regentschapsstraat 4, 1000 Brussels, Belgium (or such other location as will be mutually agreed upon by Sellers and Buyer) commencing at 10:00 a.m. local time on the 3rd Business Day following the first date upon which all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated hereby set forth in Article VII (other than conditions with respect to actions the Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other place, time and date as may be agreed in writing between Buyer and Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.9 Deliveries at Closing.

(a) At the Closing, Sellers will deliver to Buyer or its local Affiliates or representatives, as mutually agreed upon, the following duly executed documents and other items:

(i) a bill of sale and other transfer documents substantially in the forms of Exhibit A hereto (the “Bills of Sale”);

(ii) an assignment and assumption agreement substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”);

(iii) a master transitional services agreement substantially in the form of Exhibit C hereto, with exhibits thereto in form and substance satisfactory to the Parties based upon the term sheets attached to Exhibit C (the “Master Transitional Services Agreement”);

(iv) instruments of assignment substantially in the forms of Exhibit D hereto for each Patent and Mark (collectively, the “Intellectual Property Assignments”);

(v) limited warranty deed substantially in the form of Exhibit E hereto (the “Xenia Deed”);

(vi) a projector supply agreement substantially in the form of Exhibit F hereto (the “Projector Supply Agreement”), and a networking supply agreement substantially in the form of Exhibit K hereto (the “Networking Supply Agreement”) and the other Supply Agreements;

(vii) a license agreement substantially in the form of Exhibit H hereto (the “IPR Agreement”);

(viii) a lease in respect of the Duluth Site based upon the term sheet attached as Exhibit I hereto in form and substance satisfactory to the Parties (the “Duluth Lease”);

(ix) a lease in respect of the Kortrijk Site based upon the term sheet attached as Exhibit J hereto in form and substance satisfactory to the Parties (the “Kortrijk Lease”);

(x) a sub-lease in respect of the Kuurne Site based upon the term sheet attached as Exhibit K hereto in form and substance satisfactory to the Parties (the “Kuurne Sub-Lease”);

(xi) an officer’s certificate to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) is satisfied;

(xii) a FIRPTA affidavit or affidavits in form and substance satisfactory to Buyer;

(xiii) an acknowledgment of the receipt of the Initial Purchase Price;

(xiv) the Local Transfer Agreements and all other documents or items as may be required to be delivered on the Closing Date pursuant to the Local Transfer Agreements in order to complete the transactions contemplated by such Local Transfer Agreements;

(xv) [Intentionally Deleted];

(xvi) [Intentionally Deleted];

(xvii) [Intentionally Deleted];

(xviii) [Intentionally Deleted];

(xix) [Intentionally Deleted];

(xx) [Intentionally Deleted];

(xxi) [Intentionally Deleted];

(xxii) [Intentionally Deleted];

(xxiii) [Intentionally Deleted];

(xxiv) [Intentionally Deleted];

(xxv) the Israeli Subsidiary’s shareholders register, reflecting the registration by the Israeli Subsidiary of the transfer of the Israeli Equity to the Buyer;

(xxvi) such resolutions of the board of directors or shareholders (or equivalent) of each Acquired Subsidiary as may be reasonably required authorizing the transactions contemplated hereby, in form and substance satisfactory to the Parties;

(xxvii) an original share transfer form in respect of the Singapore Equity in favour of the Buyer or its nominee in form and substance satisfactory to the Parties, together with all documents required to effect the stamping of the transfer of the Singapore Equity to the Buyer or its nominee (including but a working sheet computing the Singapore stamp duty payable in the form prescribed by the Stamp Duty branch of the Inland Revenue Authority of Singapore and signed by a director or secretary of the Company, and such other statutory declarations, letters, working sheets and valuations as the said Stamp Duty branch may require for the purpose of assessing the stamp duty payable on the transfer of the Singapore Equity);

(xxviii) the common seal of the Singapore Subsidiary, the constitutional documents of the Singapore Subsidiary (including but not limited to the certificate of incorporation, the memorandum and articles of association, and other similar organisational documents of the Singapore Subsidiary), and the business records kept by the Singapore Subsidiary (including the share register books, minute books, and other records that the Singapore Subsidiary is required by law to maintain or that are kept in accordance with good business practices) made up to the date of Closing;

(xxix) to the extent not covered by any of the other specific provisions of this Section 2.9(a), share certificates representing the Acquired Equity, if any, accompanied by duly executed share transfer deeds assigning the Acquired Equity in the name of Buyer, and any other documents reasonably necessary to transfer to Buyer good and valid title to the Acquired Equity in accordance with the terms of this Agreement and the Related Agreements; provided, however, that if such share certificates have been lost or stolen, an affidavit of lost certificate covering such Acquired Equity represented by lost or stolen certificate shall be provided;

(xxx) resignations of officers and directors of the Acquired Subsidiaries.

(xxxi) valid certificates in accordance with (w) Article 442bis of the (Belgian) Income Tax Code, (x) Article 93undecies B of the (Belgian) VAT Code and (y) Article 41quinquies of the (Belgian) Law of 27 July 1969 revising the Decree-Law of 28 December 1944, each issues not earlier than 25 days prior to the Closing Date and certifying that Seller does not have any Liabilities with respect to the relevant Tax Authorities;

(xxxii) an option agreement in respect of KND1 substantially in the form of Exhibit O hereto (the “KND1 Option Agreement”); and

(xxxiii) any other documents or items as may be reasonably required to be delivered on the Closing Date in order to complete the transactions contemplated by this Agreement and the Related Agreements.

(b) At the Closing, Buyer will deliver to Sellers the following duly executed documents and other items:

(i) the Bills of Sale;

(ii) the Assignment and Assumption Agreement;

(iii) the Master Transitional Services Agreement;

(iv) the Intellectual Property Assignments;

(v) the Xenia Deed;

(vi) the Projector Supply Agreement, the Networking Supply Agreement and the other Supply Agreements;

(vii) the IPR Agreement;

(viii) the Duluth Lease;

(ix) the Kuurne Sub-Lease;

(x) the Kortrijk Lease;

(xi) an officer’s certificate to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied;

(xii) the Initial Purchase Price;

(xiii) the Local Transfer Agreements and all other documents or items as may be required to be delivered on the Closing Date pursuant to the Local Transfer Agreement in order to complete the transactions contemplated by such Local Transfer Agreements;

(xiv) the KND1 Option Agreement; and

(xv) any other documents or items as may be reasonably required to be delivered on the Closing Date in order to complete the transactions contemplated by this Agreement and the Related Agreements.

(c) All actions to be taken at Closing, as set forth in Sections 2.9(a) and 2.9(b) above, will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all actions and deliveries of documents required by Sections 2.9(a) and 2.9(b) above are completed, and the Closing shall not occur and the Business shall accordingly not be transferred to the Buyer unless and until all such actions and deliveries are effectively completed.

Section 2.10 Working Capital Adjustment and Transferred Cash.

(a) Post-Closing Net Working Capital Statement. Within 105 calendar days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers a statement setting forth the Net Working Capital, after giving effect to the transactions contemplated hereby, as of the Closing Date, and the components and calculation thereof (the “Post-Closing Net Working Capital Statement”), and a statement setting forth Transferred Cash as of the Closing Date (the “Transferred Cash Statement”).

(b) Determination of Conclusive Net Working Capital. Sellers will have 45 calendar days following the receipt of the Post-Closing Net Working Capital Statement to review the Post-Closing Net Working Capital Statement and Transferred Cash Statement. During such time, Sellers may dispute any items set forth on the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby) and the Transferred Cash Statement. Unless Sellers deliver written notice to Buyer of dispute thereof on or prior to the 45th calendar day after Sellers’ receipt of the Post-Closing Net Working Capital Statement and the Transferred Cash Statement, Sellers will be deemed to have accepted and agreed to the Post-Closing Net Working Capital Statement and Transferred Cash Statement and such statements (and the specific calculations or methods contemplated thereby) will be final, binding and conclusive. If Sellers notify Buyer in writing of disputed items contained in the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby) or Transferred

Cash Statement (the “Disputed Items”) within such 45 calendar day period, for 30 calendar days following delivery of such notice by Sellers to Buyer (the “Resolution Period”), Buyer and Sellers will attempt in good faith to resolve their differences with respect to the Disputed Items. Upon delivery of any such notice of Disputed Items by Sellers, Sellers will be deemed to have accepted and agreed to all items on the Post-Closing Net Working Capital Statement and Transferred Cash Statement (and the specific calculations or methods contemplated thereby) other than the Disputed Items, and such items (and the specific calculations or methods contemplated thereby) other than the Disputed Items will be final, binding and conclusive. Any resolution by Buyer and Sellers during the Resolution Period as to any Disputed Items will be set forth in writing and will be final, binding and conclusive. If Buyer and Sellers do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted by either one of the Parties within 30 calendar days after the expiration of the Resolution Period to such national independent accounting firm with international reputation and familiar with the sector or industry of the Business mutually acceptable to Buyer and Sellers (the “Neutral Arbitrator”). The Neutral Arbitrator will act as an arbitrator to determine only those Disputed Items remaining in dispute as of the end of the Resolution Period. In resolving such Disputed Items, the Neutral Arbitrator may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any Party or less than the lowest value for such Disputed Item claimed by any Party. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated and borne between Buyer and Sellers in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted. In addition, without limiting Section 6.4, Buyer and Sellers will give the Neutral Arbitrator access to all Records, facilities and personnel of such Party and its Affiliates and Representatives as is reasonably necessary to perform its function as arbitrator. Buyer and Sellers will use their commercially reasonable efforts to cause the Neutral Arbitrator to deliver to Buyer and Sellers a written determination (such determination to include an explanation in reasonable detail of the reasons for such determination and a work sheet setting forth all material calculations and methods used in arriving at such determination) of the Disputed Items submitted to the Neutral Arbitrator and the resulting effect thereof on the Post-Closing Net Working Capital Statement and Transferred Cash Statement within 60 calendar days of receipt of such Disputed Items, which determination will, in the absence of manifest error, be final, binding and conclusive and upon which judgment may be entered. The final, binding and conclusive Post-Closing Net Working Capital Statement and Transferred Cash Statement based either upon agreement or deemed agreement by Buyer and Sellers or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.10(b) will be the “Conclusive Net Working Capital Statement,” and “Conclusive Transferred Cash Statement,” respectively.

(c) Post-Closing Adjustment. If the amount of the (i) Net Working Capital set forth on the Conclusive Net Working Capital Statement exceeds the Target Net Working Capital Amount, and/or (ii) the amount of Transferred Cash exceeds the Initial Transferred Cash Amount, Buyer will pay Sellers the amount of the respective excess. If the (iii) Target Net Working Capital Amount exceeds the amount of the Net Working Capital set forth on the Conclusive Net Working Capital Statement, and/or (iv) the Initial Transferred Cash Amount exceeds the Transferred Cash, Sellers will pay Buyer the amount of the respective excess. All payments to be made pursuant to this Section 2.10(c) will be made no later than the fifth

Business Day following the date on which Buyer and Sellers agree, or are deemed to have agreed to, or the Neutral Arbitrator delivers, the Conclusive Net Working Capital Statement and Conclusive Transferred Cash Statement.

Section 2.11 Allocation. Buyer and Sellers agree to allocate the Purchase Price (as finally determined hereunder), and the Assumed Liabilities and all other relevant items, in accordance with Annex G (the “Preliminary Purchase Price Allocation”). No later than 60 days after the Purchase Price is finally determined hereunder, Sellers will deliver to Buyer an allocation of the Purchase Price, and the Assumed Liabilities and all other relevant items, as of the Closing Date determined in a manner consistent with the Preliminary Purchase Price Allocation (the “Purchase Price Allocation”) and Sellers will reasonably consider such revisions to the Purchase Price Allocation as are reasonably requested by Buyer. If Sellers decline to make a revision to the Purchase Price Allocation requested by Buyer and Buyer disagrees with the Sellers’ determination, Buyer and Sellers shall submit the disputed item to the Neutral Arbitrator for determination under procedures similar to those set forth in Section 2.10(b). The final binding and conclusive Purchase Price Allocation based upon either the agreement by Buyer and Sellers or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.11 and the relevant provisions of Section 2.10(b) will be the “Conclusive Purchase Price Allocation.” The Conclusive Purchase Price Allocation shall be in accordance with relevant provisions of law, including Section 1060 of the IRC in respect of the US DAT Business and BFS Equity. The Conclusive Purchase Price Allocation will be conclusive and binding on the Parties, and Buyer and Sellers agree (and agree to cause their respective subsidiaries and Affiliates) to prepare and file all Tax Returns on a basis consistent with the Conclusive Purchase Price Allocation, unless otherwise required by law. None of the Parties will take any position inconsistent with the Conclusive Purchase Price Allocation on any Tax Return or in any audit or Tax proceeding, unless otherwise required by law.

Section 2.12 Non-Transferability. Nothing contained herein will be deemed by any Seller or Buyer to constitute an agreement of any Seller to assign or transfer any Transferred Contract or other Acquired Asset to Buyer in connection with the transactions contemplated hereby if an attempted assignment or transfer thereof without the consent of or notice to a third party thereto would constitute a breach or default thereof and such consent has not been obtained or provided. In the event that any Transferred Contract or Acquired Asset cannot be assigned or transferred because the required consent or notice to the third party thereto has not been obtained or provided, the relevant Seller, as appropriate, will be deemed to be Buyer’s duly appointed agent for the purpose of completing, fulfilling and discharging all of Buyer’s rights and Liabilities arising after the Closing Date with respect to each such Transferred Contract or Acquired Asset. Sellers will be entitled to charge and collect from, Buyer for all reasonable incremental costs associated with the retention, maintenance and enforcement of rights of each Transferred Contract or other Acquired Asset and all Liabilities arising thereunder to the extent related to the ownership, use or operation thereof from and after the Closing Date contemplated by this Section 2.12 (the “Maintenance Costs”), and Buyer will indemnify each Seller Indemnified Party for any Damages resulting from or arising out of any such activities. Notwithstanding anything to the contrary set forth in this Section 2.12, no Seller will have any obligation whatsoever under this Section 2.12 beyond the earlier to occur of (i) 150 days after the Closing Date, or (ii) the date on which it is reasonably apparent that the counterparty will continue to fulfill its obligations under such Transferred Contract without objection to the assignment.

Section 2.13 No Partial Transfer. The Parties acknowledge and agree that the transfer of the Business contemplated by this Agreement is indivisible (“ondeelbaar”). The transfer of the Business may not be completed in part and shall be valid only if it bears on the entire Business, without prejudice to the provisions of Sections 2.12 and 6.2. No partial enforcement of the transfer of the Business contemplated by this Agreement and the Local Transfer Agreements shall be allowed.

Section 2.14 Multi-Site Contracts.

(a) Section 2.14(a) of the Disclosure Schedule sets forth all Multi-Site Contracts not addressed separately by the Related Agreements that are material to the Business and as to which the Parties have agreed to equitably allocate the rights and obligations arising thereunder (the “Shared Multi-Site Contracts,”) it being understood that no additional consideration will be owing by Buyer to Sellers in respect of such allocation of the Shared Multi-Site Contracts.

(b) With respect to each such Shared Multi-Site Contract, (i) the Parties shall cooperate with each other and each Multi-Site Contract counterparty in such allocation and (ii) the Parties shall use their Commercially Reasonable Efforts to split the Shared Multi-Site Contract on terms reasonably acceptable to the Parties, but the Parties acknowledge that the portion of such Contracts allocated to Buyer may not include any group discounts or similar benefits specific to Sellers or their Affiliates. Completion of documentation of any such allocation is not a condition to Closing; provided, however, that with respect to each such Shared Multi-Site Contract which is not split prior to Closing pursuant to subsection (ii) of this Section 2.14(b), the Parties shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the allocable benefits thereunder from and after Closing, and to the extent of the allocable benefits received, Buyer shall pay and perform Sellers’ obligations arising thereunder from and after Closing in accordance with its terms, until new documentation effecting the allocation described in this Section 2.14 is executed and delivered. Buyer shall indemnify and hold harmless Sellers for any Damages associated with the performance of Buyer for the portion allocated to Buyer, and Sellers shall indemnify and hold harmless Buyer for any Damages associated with the performance of Sellers for the portion allocated to Sellers.

(c) In the event that the terms of any Shared Multi-Site Contract prohibits the allocation contemplated by this Section 2.14, the Parties shall use Commercially Reasonable Efforts to provide the benefits and obligations of the portion of the Shared Multi-Site Contract that would have been allocated to Buyer but for any such prohibition.

ARTICLE III

SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers, jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and that they will be true and correct on the Closing Date at which time such statements will be deemed to be repeated except (i) as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule), and (ii) as set forth in any document or filing (as applicable) publicly disclosed by Barco NV in the five year period ending on the last Business Day immediately preceding the date hereof and which was publicly available on the last Business day immediately preceding the date hereof: (x) in the Investor Relations or Corporate Governance portals of Barco NV’s website (www.barco.com); (y) in filings under the name of Barco NV (in each case) in registry of the Crossroad Databank of Enterprises, the Belgian Official State Gazette, on the websites of the Belgian Financial Service and Markets Authority and the National Bank of Belgium; and (z) in the mortgage registry of the cities of Kuurne and Kortrijk, provided that in respect of any accounts or financial statements, any matter included therein shall only be capable of being an exception to the representations and warranties in this Article III to the extent that the matter is readily apparent from the face of such accounts or financial statements.

Section 3.1 Organization of Sellers.

(a) Each of the Sellers is duly formed, incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or formation.

(b) None of the Sellers is bankrupt or insolvent and each Seller and/or, to the extent applicable, its respective shareholder(s) have not held or convened a meeting in respect of or are involved in or subject to any bankruptcy or insolvency proceedings.

Section 3.2 Authorization of Transaction.

(a) Each of the Sellers has all requisite power and authority to execute and deliver (where applicable) and otherwise enter into this Agreement and the Related Agreements to which it is or will be a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement and all Related Agreements contemplated hereby to which any Seller will be a party have been duly authorized.

(c) This Agreement constitutes valid and legally binding obligations of Sellers, enforceable against such Sellers in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Each of the Related Agreements to which Sellers are or will be a party will constitute valid and fully binding obligations of each of the Sellers, enforceable against such Sellers in accordance with their terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3 Non-Contravention. Neither the execution and delivery (where applicable) of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II), will (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of any of the Sellers or the Acquired Subsidiaries or (ii) violate any law or Decree to which any of the Sellers or the Acquired Subsidiaries is, or their respective assets, properties or activities are, subject in respect of the

Business, except for such violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, be material to the Business, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Material Contract, except for such breaches, defaults accelerations, terminations, modifications or cancellations as would not, individually or in the aggregate, be material to the Business. Other than the applicable requirements of Antitrust Laws and the notifications or filings expressly required by the provisions of this Agreement or any Related Agreement, Sellers are not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, be material to the Business.

Section 3.4 Constitution and Organization of Acquired Subsidiaries; Acquired Equity.

(a) All Acquired Subsidiaries are entities with limited liability duly formed and validly existing and in good standing (to the extent such concept is recognized) in their respective jurisdictions under the laws of Israel, Singapore or the USA (as applicable). Each of the Acquired Subsidiaries is licensed or qualified to transact business and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently being conducted, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material to the Business.

(b) The articles of association, certificate of incorporation, bylaws, operating agreement or other similar formation and governing documents (the “Governing Documents”) of each of the Acquired Subsidiaries are in compliance in all material respects with the laws of Israel, Singapore or the relevant state in the USA (as applicable), and current copies have been furnished to the Buyer.

(c) No proposal has been made or resolution adopted for the dissolution or liquidation of any of the Acquired Subsidiaries and no resolution has been adopted for a merger (fusie) or (partial) demerger ((partiële) splitsing), transfer or contribution of a universality or a branch of activities (overdracht of inbreng van een algemeenheid of bedrijfstak) or an equivalent arrangement under the laws of any applicable jurisdiction involving one or more of the Acquired Subsidiaries, nor has any Acquired Subsidiary filed a formal proposal in accordance with the laws of any such applicable jurisdiction with respect to any such type of arrangements or reorganisations.

(d) None of the Acquired Subsidiaries has been annulled or dissolved by any judicial decision or is the subject of any judicial reorganization (gerechtelijke reorganisatie) proceeding or bankruptcy proceeding. No such action is pending and no facts exist that would result in the occurrence of any such event. No third party has in respect of any of the Acquired Subsidiaries applied for a declaration of bankruptcy, judicial dissolution or any equivalent scheme under the laws of any applicable jurisdiction.

(e) None of the Acquired Subsidiaries is insolvent or unable to pay its debts within the meaning of the relevant insolvency laws nor has it stopped paying debts as they fall due. None of the Acquired Subsidiaries has become involved in collective negotiations with a significant portion of its creditors, and no facts exist that would result in the occurrence of any such event.

(f) No administrator or any receiver or manager has been appointed by any person in respect of any of the Acquired Subsidiaries or any of their assets, and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed.

(g) The Acquired Equity has been validly issued, is fully paid-up and contains the entire share capital of the Acquired Subsidiaries. No other securities, whether representing the Acquired Subsidiaries’ share capital or not, including without limitation agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any share capital of, or the conversion into any securities of, any Acquired Subsidiary (such as bonds, convertible bonds, warrants, options, profit certificates or other securities with or without voting rights and with or without profit participation rights) have been authorized or issued by the Acquired Subsidiaries. None of the Acquired Subsidiaries has any obligation (actual or contingent) to issue to any Person at any time any securities. The Acquired Subsidiaries are not under an obligation and have not agreed to purchase, repay or in any way acquire any of its issued shares or other of its securities (whether representing the share capital or not). None of the rights attached to the Acquired Equity is suspended, and there is no reasonable basis for such suspension. There are no agreements, arrangements or obligations other than the Governing Documents which affect the voting or transfer or distribution rights attached to the Acquired Equity. There are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights or similar rights with respect to the Acquired Subsidiaries or their securities. No Acquired Subsidiary is a party to, or is otherwise bound by, and has not granted any equity appreciation rights, participations, phantom equity or similar rights. The Acquired Equity constitutes all of the outstanding equity interests of each Acquired Subsidiary, which is solely owned of record and beneficially by the Sellers in the amounts set forth in Section 3.4(g) of the Disclosure Schedule.

(h) No Employee, independent contractor and consultant or other service provider holds any equity securities, debt securities or any securities exercisable or exchangeable for or convertible into equity securities of any Seller (other than any stock option or warrant plan issued by Barco NV) or any of the Acquired Subsidiaries or any options, warrants or rights of any kind to acquire any equity securities with respect to any Seller (other than any stock option or warrant plan issued by Barco NV) or any of the Acquired Subsidiaries.

(i) None of the Acquired Subsidiaries has established a subsidiary, representative office or branch office outside the jurisdiction in which it is formed.

Section 3.5 Acquired Assets, Acquired Equity and Acquired Subsidiaries Assets.

(a) Title to Equity and Assets. Sellers will convey at the Closing, subject to the operation of Section 2.12, good and valid title to, or Sellers’ right to use (where it does not have good and valid title), all of the Acquired Assets and all of the Acquired Equity, free and clear of all Liens (other than Permitted Liens). The Acquired Subsidiaries have good and valid title to, or the right to use all of the Acquired Subsidiary Assets free and clear of all Liens (other than Permitted Liens). There are no existing agreements with, options or right of or commitments to any Person to acquire the Acquired Equity or any interest therein, or to acquire any material portion of the assets or property of the Business, except for the sale of Products entered into in the ordinary course of business.

(b) Sufficiency of Necessary Assets and Rights. The Acquired Assets and Acquired Subsidiaries (including the Acquired Subsidiary Assets) together with (i) those assets and services to be provided pursuant to the terms of the Master Transitional Services Agreement, (ii) the Supply Agreements, the IPR Agreement, the Duluth Lease, the Kortrijk Lease, the Kuurne Lease, and any other agreement executed by the Parties in connection with the transactions contemplated hereby, and (iii) the assets and services set forth on Annex C are sufficient for Buyer to operate the Business from and after the Closing in a manner substantially equivalent to the manner conducted by Sellers as of the date hereof.

Section 3.6 Financial Statements. Attached to Section 3.6 of the Disclosure Schedule are the following financial statements (collectively the “Financial Statements”): (i) audited Defense and Aerospace segment information as of and for the years ended December 31, 2013 and December 31, 2012 and (ii) an unaudited balance sheet, statement of income and statement of cash flows for the Business as of and for the year ended December 31, 2013 (the “Most Recent Financial Statements”) and as of and for the six months ended June 30, 2014 (the “Most Recent Quarter End”). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Business for such periods; subject to normal year-end adjustments and the absence of notes. The Financial Statements were prepared in accordance with the Accounting Principles. The income statement information set forth in folder 6.17 in the “Project Seal” Data Room was prepared based on Barco NV’s annual plan for fiscal year 2014, as adjusted for the carve-out of the Business, and in accordance with the Accounting Principles using the Sellers’ best estimates for such information at the time such information was prepared.

Section 3.7 No Undisclosed Liabilities. The Sellers and the Acquired Subsidiaries do not have any Liabilities that would be required to be disclosed on a balance sheet for the Business prepared in accordance with the Accounting Principles applied consistently with the Most Recent Financial Statements (or in the notes thereto), other than Liabilities: (a) set forth in the Most Recent Financial Statements and not discharged subsequent to the date of the Most Recent Financial Statements; (b) incurred by the Sellers or the Acquired Subsidiaries subsequent to the date of the Most Recent Financial Statements in the ordinary course of the business and not discharged since the date of the Most Recent Financial Statements; (c) incurred under this Agreement or any Related Agreement; or (d) Liabilities set forth on Section 3.7 of the Disclosure Schedule.

Section 3.8 Events Subsequent to Most Recent Quarter End. Since the Most Recent Quarter End, (i) Sellers and the Acquired Subsidiaries have conducted the Business in the ordinary course of business in all material respects; provided that for purposes of this Agreement, the ordinary course of business includes all reasonably necessary actions taken in connection with, or in contemplation of, the preparation and sale of the Acquired Equity and

Acquired Assets and (ii) to Sellers’ Knowledge, there has been no significant event or occurrence (including, but not limited to, the loss of any significant customer or supplier) which has had a Material Adverse Effect on the Business. Notwithstanding the foregoing, except as expressly contemplated by this Agreement or any Related Agreement, since the Most Recent Quarter End, none of the Sellers nor Acquired Subsidiaries have taken any of the following actions:

(a) amended, supplemented or otherwise restated any Governing Document of the Acquired Subsidiaries if it would have a material impact on the Business;

(b) issued, sold, pledged, purchased or disposed of any equity securities, debt securities or any securities exercisable or exchangeable for or convertible into equity securities of the Acquired Subsidiaries;

(c) declared, set aside, made or paid any dividend or other distribution, payable in equity securities or property with respect to any equity securities of the Acquired Subsidiaries (other than distributions of the Excluded Assets listed in Section 1.1(b) of the Disclosure Schedule), or effected or approved any split, combination or reclassification of the equity securities of the Acquired Subsidiaries;

(d) except in the ordinary course of business consistent with past practice sold, transferred, exchanged, disposed, licensed, pledged, encumbered or leased any material portion of the assets or property of the Business other than sales of Products and transfers of cash in payment of accrued expenses and accounts payable;

(e) other than adjustments to reserves and allowances in the ordinary course of business consistent with past practice or as required by applicable law or the Accounting Principles, revalued any Acquired Subsidiary Assets or changed any Accounting Principles;

(f) adopted, accelerated or increased (or made any promise to adopt, accelerate or increase) bonuses, salaries, or other benefits or compensation to any Employee (except for accelerations or increases in the ordinary course of business consistent with past practice, as required by applicable Law, in accordance with the terms of the Employee Benefit Plans);

(g) granted any severance, bonus, retention, change in control or similar payment to any Employee, other than in the ordinary course of business consistent with past practice, as required by applicable Law, in accordance with the terms of the Employee Benefit Plans;

(h) adopted a new Employee Benefit Plan or amended any Employee Benefit Plan, in each case that impacts a Transferred Employee, other than in the ordinary course of business consistent with past practice or as required by applicable law; adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provision of bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar Law;

(i) acquired or agreed to acquire an equity interest in, or otherwise formed, alone or with any third party a legal entity recognized by the applicable jurisdiction, or acquired, or agreed to acquire, directly or indirectly through a merger, consolidation or other transaction, substantially all of the assets of any business, or otherwise acquired or agreed to acquire any assets (other than as reasonably required by the Business and purchased in the ordinary course of business), in each case that is material, individually or in the aggregate, to the Business;

(j) settled or compromised any Litigation in respect of the Business involving an amount in excess of €500,000; or

(k) failed to keep in full force insurance policies covering the Acquired Assets and Acquired Subsidiary Assets under substantially similar terms and conditions as Barco NV’s insurance policies generally.

Section 3.9 Real Property.

(a) Barco Inc. holds good and marketable fee simple title ownership to the Xenia Site, subject only to Permitted Liens and to covenants, conditions, restrictions and easements on record.

(b) There are no agreements granting to any Person other than the relevant Seller or Acquired Subsidiary or their respective Affiliates leasing or owning the subject property the right of use or occupancy of any portion of the Leased Real Property or the Xenia Site other than in the ordinary course of business. None of the Sellers or the Acquired Subsidiaries has received any notice that a material portion of the Xenia Site will be condemned, requisitioned or otherwise taken by any public authority.

(c) The Acquired Subsidiaries do not own any real property, and the Xenia Site comprises the only real property that will transfer under or pursuant to this Agreement and the Local Transfer Agreements.

(d) Section 3.9(d) of the Disclosure Schedule lists all Leased Real Property. There are no material outstanding or undetermined rent reviews under any of the leases of the Leased Real Property. There are no restrictions in any leases of the Leased Real Property that prevent, in any material respect, the current use of the Leased Real Property by the Business, and to the Sellers’ Knowledge, in the future for its existing use.

Section 3.10 Material Contracts.

(a) Section 3.10 of the Disclosure Schedule contains a complete and up-to-date list as of the date of this Agreement of the following Contracts (other than Government Contracts and purchase orders under frame agreements) to which, as of the date hereof, an Acquired Subsidiary or a Seller is a party with respect to the Business:

(i) any Contract for the Leased Real Property listed in Section 3.9(d) of the Disclosure Schedule, or personal property to or from any Person providing for lease payments to be paid following the Closing Date in excess of €250,000 per annum;

(ii) any Contract for the purchase by the Business of raw materials, commodities or supplies with any supplier listed on Section 3.10(a)(ii) of the Disclosure Schedule;

(iii) any Contract for the sale by the Business of Products to a customer from whom the Business either received consideration in excess of € one million during the year ended December 31, 2013 or is legally entitled to receive consideration in excess of € one million for the calendar year 2014;

(iv) any Contract pursuant to which the Business sells any Products providing for any “most favored nation” pricing pursuant to which any Seller or Acquired Subsidiary is obligated to sell Products to a customer from whom the Business received consideration in excess of € one million during the year ended December 31, 2013 or is expected to receive consideration in excess of € one million for the calendar year 2014, at a price that is no less favorable than a price offered to any other customer for such Product;

(v) any Contract providing for the acquisition of an equity interest in, or the formation with any third party of, a legal entity recognized by the applicable jurisdiction;

(vi) any partnering, co-operation, development or similar Contract in which there is an obligation on the Business to invest in excess of €1,000,000 or which provides for profit or revenue sharing with a third party;

(vii) any Contract under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money to be outstanding as of the Closing Date in excess of €500,000;

(viii) any Contract expressly restricting in any material respect the ability of any Seller or Acquired Subsidiary to carry on the Business in whole or in part or to use or exploit any of the Acquired Assets in any part of the world;

(ix) any material license relating to material Intellectual Property used exclusively in the operation of the Business or on which annual royalties represent a significant proportion of the Business’ revenue (other than, if applicable, off-the-shelf computer software with an annual license fee of less than €500,000);

(x) any Collective Bargaining Agreement; or

(xi) any settlement or similar agreement, the performance of which will involve payment after the Closing Date by Buyer of consideration in excess of €500,000.

The Contracts required to be listed on Section 3.10 of the Disclosure Schedule and any additions to such listing after the date hereof and set forth in a Disclosure Supplement are referred to as the “Material Contracts.”

(b) With respect to each Material Contract: (i) such Contract constitutes the valid and legally binding obligation of Sellers or Acquired Subsidiaries party thereto and, to Sellers’ Knowledge, the counterparty thereto, is enforceable against them and, to Sellers’ Knowledge, the counterparty thereto, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; (ii) none of the Sellers or Acquired Subsidiaries party thereto nor, to Sellers’ Knowledge, the counterparty thereto, is in breach or default that presently would permit or give rise to a right of termination, modification or acceleration thereunder that would be material to the Business, or for which the counterparty thereto has made a claim against any Seller or Acquired Subsidiary for contract damages in excess of €500,000 as a result thereof; and (iii) no Seller or Acquired Subsidiary has received any written notification that any party to a Material Contract intends to cancel, terminate, materially adversely modify, refuse to perform or refuse to renew such Material Contract (if such Material Contract is renewable) or substantially reduce its business with any of the Sellers or any Acquired Subsidiary under such Material Contract.

Section 3.11 Government Contracts.

(a) A true, correct, complete and up-to-date list of each Government Contract (other than Dark Contracts) which is entered into and/or in effect as of the date of this Agreement which involves payments in excess of €500,000 and each pending Government Bid for which an award has not been issued 30 days or more prior to the date of this Agreement to which, as of the date hereof, an Acquired Subsidiary or any Seller is a party with respect to the Business, is set forth on Section 3.11(a) of the Disclosure Schedule.

(b) Each of the Government Contracts set forth on Section 3.11(a) of the Disclosure Schedule is, and any Government Contracts added to such listing after the date hereof and set forth in a Disclosure Supplement will be, a valid and binding obligation of Sellers or Acquired Subsidiaries party thereto and, to Sellers’ Knowledge, the other parties thereto, enforceable against Sellers and Acquired Subsidiaries party thereto and, to Sellers’ Knowledge, the other parties thereto in accordance with its terms.

(c) With respect to each Government Contract to which an Acquired Subsidiary or any Seller is a party with respect to the Business, within the past two years (i) to Sellers’ Knowledge, all representations and certificates executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Sellers and Acquired Subsidiaries have complied in all material respects with all such representations and certifications; (ii) to Sellers’ Knowledge, no cost incurred by an Acquired Subsidiary or any Seller pertaining to such Government Contract has been questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Authority; and (iii) to Sellers’ Knowledge, no money due to an Acquired Subsidiary or any Seller pertaining to such Government Contract has been (or has attempted to be) withheld or set off.

(d) Neither Sellers nor any Acquired Subsidiary has received written notice by any Governmental Authority (or a prime contractor of any Governmental Authority) within the past two years that cost or pricing data submitted in a proposal related to the Business is considered to be defective pricing data.

(e) To Sellers’ Knowledge, during the last two years, neither an Acquired Subsidiary nor any Seller has made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with respect to the Business.

(f) The Sellers and Acquired Subsidiaries are not currently, and have not been within the past two years, suspended or debarred or found non-responsible or ineligible from bidding on contracts or subcontracts for any agency or division of any Governmental Authority in connection with the Business, nor to the Knowledge of Sellers, has such suspension or debarment or non-responsibility or ineligibility been threatened or an action commenced. None of the Sellers or Acquired Subsidiaries has received formal written notice within the past two years that it was, or is currently being, audited, except in the ordinary course of business, as is customary in the industry, or to the Knowledge of Sellers, investigated by any agency of any Governmental Authority, nor to Sellers’ Knowledge has any such audit or investigation been threatened. No Seller or Acquired Subsidiary has had a contract or subcontract terminated for default by any agency or division of any Governmental Authority within the past two years. To the Knowledge of Sellers, there are no written claims or communications from any Governmental Authority that indicate the Business may be, nor any open investigation by a Governmental Authority that could reasonably be expected to result in the Business being, suspended, debarred or ineligible to bid or perform contracts or subcontracts for any agency or division of any Governmental Authority.

Section 3.12 Intellectual Property.

(a) The Purchased Intellectual Property, B-Patents and Intellectual Property owned by the Acquired Subsidiaries are legally and beneficially owned by the Sellers or an Acquired Subsidiary (and in case of the Patents listed on Schedule 1.1(a) of the Disclosure Schedule and B-Patents, solely owned), respectively, and not subject to any Lien (other than Permitted Liens).

(b) No licenses or other rights have been granted to any third party in relation to the Purchased Intellectual Property or Intellectual Property owned by the Acquired Subsidiaries except in the ordinary conduct of business.

(c) To Sellers’ Knowledge, the registered Purchased Intellectual Property (except the applications as part thereof) and B-Patents are in full force and effect and have been properly maintained, and where necessary renewed. The applicable maintenance fees have been paid for the registered Purchased Intellectual Property and B-Patents (except the applications as part thereof). The applications as part of the Purchased Intellectual Property and B-Patents have been duly made materially in accordance with the applicable procedural rules.

(d) There are no invalidity or opposition proceedings pending in respect of the registered Purchased Intellectual Property or B-Patents (including the applications as part thereof).

(e) None of the Sellers or Acquired Subsidiaries has received a written notice of default alleging that it is infringing or has infringed in the past two years any Intellectual Property of any third party as a consequence of the conduct of the Business, including with the Purchased Intellectual Property and B-Patents. To Sellers’ Knowledge, none of the Sellers, in connection with the Business, or Acquired Subsidiaries are willfully infringing on the Intellectual Property of any third party.

(f) To the Knowledge of Sellers, no Person is infringing or is threatening to infringe any Purchased Intellectual Property, B-Patents or Intellectual Property owned by the Acquired Subsidiaries that would have a material impact on the Business.

(g) To the Knowledge of Sellers, during the past two years there has been no unauthorized disclosure or misuse of any material know-how forming part of the Purchased Intellectual Property or Intellectual Property owned by the Acquired Subsidiaries.

(h) Notwithstanding anything herein to the contrary, Sellers make no representations or warranties with respect to B Patents denoted with an asterisk as abandoned.

Section 3.13 Taxes.

(a) Since the Most Recent Quarter End, no Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary has incurred any liability for Tax other than Tax that arises in the ordinary course of business.

(b) No Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary is involved in any dispute with a Taxing Authority, administrative proceeding or court proceeding with regard to any Taxes or Tax Returns.

(c) To the Sellers’ Knowledge, no audits or investigations are presently being made by any Tax authority regarding the Tax position of any of the Sellers (with respect to the Business and the Acquired Assets) or the Acquired Subsidiaries.

(d) The Sellers (with respect to the Business and the Acquired Assets) and the Acquired Subsidiaries have filed all material Tax Returns that they were required to file within the applicable timing for such filings. All such Tax Returns were and remain correct and complete in all material respects. Each Acquired Subsidiary has duly and timely paid, withheld or collected all Taxes due, and to the extent any Taxes are due but not yet payable, adequate provisions have been made for such Taxes on the Most Recent Statement of Certain Assets and Liabilities.

(e) No Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary is delinquent in the payment of any Tax, nor is there any Tax deficiency asserted in writing by any Taxing Authority that is outstanding, assessed or proposed to be assessed against any Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary. There are no outstanding waivers or agreements between any Taxing Authority and any Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information or notices of proposed reassessment of any property owned or leased by any Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary. No Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary has entered into an agreement or arrangement with any Taxing Authority that requires such Seller or Acquired Subsidiary to take any action or refrain from taking any action.

(f) There are no charges, powers of sale or liens for Tax (other than Tax not yet due and payable) upon any of the Acquired Assets or any of the assets of an Acquired Subsidiary.

(g) No claim has been made in writing by a Taxing Authority in a jurisdiction where a Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary does not file Tax Returns that such Seller or Acquired Subsidiary is required to file Tax Returns or pay Taxes in such jurisdiction.

(h) All stamp tax, transfer tax, VAT and similar taxes or duties (including registration and any notarial duties) have been duly paid in respect of all transactions to which any Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary is a party.

(i) No Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary has participated in any transaction, scheme or arrangement of which the main purpose (or one of the main purposes) or effect is the avoidance or evasion of a liability to Tax or which could be re-characterized or treated as unenforceable for Tax purposes.

(j) (i) No Acquired Subsidiary has ever been a party to any Tax sharing, indemnification or allocation agreement, and no Seller is a party to any such agreement under which any liability could be imposed on Buyer or its Affiliates, (ii) no Seller (with respect to the Business and the Acquired Assets) or Acquired Subsidiary has any liability for the Taxes of any other Person under any provision of law, whether as a transferee or successor, by contract, by operation of law or otherwise and (iii) no Acquired Subsidiary has ever been a party to any joint venture, partnership or other arrangement required to have been treated as a partnership for applicable Tax purposes.

(k) No Seller (with respect to the Business or Acquired Assets) or Acquired Subsidiary has engaged in a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of law, that has been or will be required to be disclosed on a Tax Return of a Seller or Acquired Subsidiary.

(l) No payment that could be received as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any person who is a “disqualified individual” (as defined in Treasury Regulations section 1.280G-1) with respect to any Seller or Acquired Subsidiary would be characterized as an “excess parachute payment” (as defined in section 280G(b)(1) of the IRC). No Seller or Acquired Subsidiary has any agreement or obligation to indemnify or “gross-up” any Transferred Employee or Acquired Subsidiary Employee for any taxes imposed on such individual pursuant to Section 280G or 409A of the IRC or any similar provisions of law.

(m) There are no accounting method changes of any Acquired Subsidiary that could give rise to an adjustment under Section 481 of the IRC (or any comparable provision of law) for periods after the Closing Date.

(n) No election has been made with respect to the Acquired Subsidiaries under Treasury Regulations Section 301.7701-3.

Section 3.14 Legal Compliance. The Sellers and the Acquired Subsidiaries are in compliance in all material respects with all applicable laws relating to the Business (other than Tax matters, environmental, health or safety matters, labor matters, employee and Employee Benefit Plan matters, and export and sanctions matters, anti-corruption matters, import matters, anti-boycott matters, and industrial security matters, and Foreign Military Financing matters, which are exclusively governed by Section 3.12(e), (f) or (g), Section 3.13, Section 3.19, Section 3.20, Section 3.21, Section 3.22, Section 3.24, Section 3.25, Section 3.26, Section 3.27 and Section 3.28, respectively), and no Litigation has been filed, commenced or, to Sellers’ Knowledge, threatened in writing by any Governmental Authority relating to the Business during the two years prior to the date hereof against any of them alleging any failure so to comply which would have a material effect on the Business.

Section 3.15 Litigation. Section 3.15 of the Disclosure Schedule sets forth each instance in which Sellers or the Acquired Subsidiaries (a) are subject to any outstanding Decree or (b) are a party or, to Sellers’ Knowledge, are threatened in writing to be made a party to any Litigation relating to the Business (other than any action filed, commenced or threatened in writing by a Governmental Authority, which is exclusively governed by Section 3.14).

Section 3.16 Product Warranty. No Seller or Acquired Subsidiary has received any claim or other communication in writing with respect to the Business that remains pending from any customer (a) alleging that any of the Products manufactured, sold, leased or delivered by the Business has not conformed in all material respects with applicable contractual commitments or express and implied warranties or any applicable national or international product standards that is not time barred, or (b) that would be reasonably likely to give rise to a Liability for replacement or repair thereof or other damages in connection therewith, in either case that would result in a material Liability to the Business in excess of the reserve for product warranty claims set forth on the Most Recent Statement of Certain Assets and Liabilities, as adjusted for operations and transactions since the Most Recent Quarter End in accordance with the ordinary course of business.

Section 3.17 Product Liability. The Sellers and the Acquired Subsidiaries have no material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product manufactured, sold, leased or delivered by the Business during the two year period prior to the date hereof.

Section 3.18 Permits. Section 3.18 of the Disclosure Schedule lists all Permits that are material to the operation of the Business. All of the Transferred Permits are, as of the date hereof, in full force and effect. To Sellers’ Knowledge, there are no circumstances indicating that any of such Transferred Permits will or may be suspended, revoked, limited, altered, cancelled or not renewed. The Sellers are in compliance in all material respects with the Transferred Permits.

Section 3.19 Environmental, Health or Safety Matters.

(a) The Sellers and the Acquired Subsidiaries are, and during the two year period prior to the date hereof have been, in compliance in all material respects with all Environmental, Health or Safety Requirements with respect to the Business.

(b) None of Sellers or Acquired Subsidiaries has, during the two year period prior to the date hereof, received any written notice (other than any of the foregoing which have been substantially resolved prior to the date hereof) from any Governmental Authority or third party claimant regarding any material violation of Environmental, Health or Safety Requirements or any Liabilities relating to the Xenia Site or the Leased Real Property of the Acquired Subsidiaries arising under Environmental, Health or Safety Requirements with respect to the Business.

(c) No property currently or formerly owned, operated, leased or otherwise occupied by the Acquired Subsidiaries in connection with the Business has been used by the Acquired Subsidiaries for the handling, storage, Release or disposal of any Hazardous Substance from such property other than in compliance in all material respects with Environmental, Health or Safety Requirements.

(d) Sellers or the Acquired Subsidiaries, as applicable, possess all necessary material Permits required under Environmental, Health or Safety Requirements with respect to the Business (the “Environmental Permits”). All of the Environmental Permits included in the Transferred Permits, are, as of the date hereof, in full force and effect. To Sellers’ Knowledge, there are no circumstances indicating that any of such Environmental Permits included in the Transferred Permits will or may be suspended, revoked, limited, altered, cancelled or not renewed.

(e) Notwithstanding anything to the contrary set forth herein or in the Related Agreements, the representations and warranties set forth in this Section 3.19 are the exclusive representations and warranties of Sellers and the Acquired Subsidiaries relating to environmental, health and safety matters, including any matters arising under Environmental, Health or Safety Requirements.

Section 3.20 Labor Relations.

(a) The Sellers, the Acquired Subsidiaries and their Affiliates have complied in all material respects with applicable employment law and Collective Bargaining Agreements applicable to the Employees.

(b) Except as set forth on Annex H, none of the Transferred Employees is entitled to severance pay, notice periods, pay in lieu of notice, bonuses or other payments resulting from the Closing.

(c) Except as set forth on Section 3.20(c) of the Disclosure Schedule, none of the Sellers nor any Acquired Subsidiary is experiencing or has experienced any labor strike, picketing, material work stoppage, or effort to have recognized a new labor union with respect to the Business within the two years prior to the date hereof. Within the 90 calendar days prior to the date hereof, none of the Sellers nor any Acquired Subsidiary has implemented any plant closing or mass layoff with respect to the Business.

(d) Sellers have furnished to Buyer a true and complete description of the names, duties, duration of agreement, possible protected employee status (trade union representative), date of birth, length of service as relevant for the calculation of the rights in case of termination of the employment contract and, taking into account any applicable indexation, their current salary, commissions, remunerations in kind, bonuses, pensions, group insurance contributions and any other fringe benefits status and type of contract of all Employees as of the date hereof, and at or prior to Closing Sellers will furnish to their Knowledge, the addresses of the Employees.

(e) Sellers have furnished to Buyer a true and complete copy of all Collective Bargaining Agreements that are applicable to the Transferred Employees, as at the date hereof. No Seller or Acquired Subsidiary has agreed to recognize, and is not required to recognize, any union or other collective bargaining unit other than those listed on Section 3.20(e) of the Disclosure Schedule and national or industry wide works councils, and no Seller or Acquired Subsidiary has received any requests within the past two years from any person for recognition as a representative of any of the employees for collective bargaining purposes.

(f) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.20 and in Section 3.6, Section 3.7 and Section 3.21 are the exclusive representations and warranties of Sellers relating to labor and employment matters.

Section 3.21 Employees Benefit Plans and Employees.

(a) For purposes of this agreement, “U.S. Employee Benefit Plan” means each Employee Benefit Plan (as defined in Section 1.1) that is maintained by a United States entity primarily to provide compensation or benefits to persons working in the United States in the operations of the US DAT Business and/or BFS. Section 3.21(a) of the Disclosure Schedule lists each Employee Benefit Plan. Sellers have furnished to Buyer with respect to each Employee Benefit Plan (to the extent applicable thereto) true, correct and complete copies of: (i) all documents embodying such Employee Benefit Plan (including all amendments thereto), if such Employee Benefit Plan is sponsored by an Acquired Subsidiary, or a written description of such Employee Benefit Plan, if such Employee Benefit Plan is not sponsored by an Acquired Subsidiary; (ii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto) filed; and (iii) the most recent determination, opinion or advisory letter, as applicable, issued by the United States Internal Revenue Service (“IRS”) with respect to such U.S. Employee Benefit Plan. None of the U.S. Employee Benefit Plans is sponsored by BFS, and it is the intent of the parties to this transaction that the Buyer will not assume any liabilities related to, or otherwise become obligated under, any of the U.S. Employee Benefit Plans.

(b) Each Employee Benefit Plan is, and at all times during the last two years has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, including without limitation, ERISA and the Code (and the regulations and rulings issued thereunder). No Seller, no Acquired Subsidiary, and no other Person who is a fiduciary (as defined in ERISA) with respect to a U.S. Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law with respect to any U.S. Employee Benefit Plan. No Seller, no Acquired Subsidiary and no other Person has engaged in a nonexempt prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Employee Benefit Plan, and none of the transactions contemplated in or by this Agreement will constitute a nonexempt prohibited transaction.

(c) Barco, Inc.’s U.S. 401(k) Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Barco, Inc.’s U.S. 401(k) plan’s qualified status under the IRC, which determination letter covers all law changes for which such a determination letter may be sought; (ii) is the subject of a pending and timely filed application to the IRS for such a determination letter; (iii) has remaining a period of time under the IRC or applicable Treasury Regulations or IRS pronouncements in which to request, and adopt any amendments necessary to obtain, such a letter from the IRS; or (iv) is in the form of a prototype or volume submitter plan and the adopting entity is entitled, under applicable IRS guidance, to rely on a current favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan document. To the Sellers’ Knowledge, nothing has occurred, or is reasonably expected to occur, that has adversely affected (could adversely affect) the qualification or exemption of any such Barco, Inc.’s U.S. 401(k) plan or its related trust or group annuity contract or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Barco, Inc.’s U.S. 401(k) plan.

(d) No Seller, Acquired Subsidiary or ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any Liability with respect to: (i) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the IRC; or (ii) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the IRC.

(e) There is no claim (other than routine claims for benefits) or Litigation pending or, to the Knowledge of Sellers, threatened with respect to (or against the assets of) any Employee Benefit Plan. To the Knowledge of Sellers, no Employee Benefit Plan is currently under investigation, audit or review by any Governmental Authority.

(f) Each Employee Benefit Plan that is mandated by a non-United States Governmental Authority or that is subject to the laws of any jurisdiction outside of the United States (each, a “Non-U.S. Employee Benefit Plan”) that is intended to qualify for special Tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Authorities, or there remains a period of time in which to obtain such approval retroactive to the date of any amendment or change in law with respect to which the Non-U.S. Employee Benefit Plan has not previously received such approval without material Liability or expense to any of the Sellers or Acquired Subsidiaries. No Non-U.S. Employee Benefit Plan has any material unfunded Liabilities that have not been accrued on the Most Recent Financial Statements or that will not be offset by insurance that will be transferred to the Buyer. All of the Non-U.S. Employee Benefit Plans are registered where required by, and are in good standing under, all applicable laws.

(g) All remunerations and moneys to be paid to the Transferred Employees have been calculated and paid in conformity with the applicable legal and Tax rules. All social security payments and withholding tax payments due in connection with said employment, consulting or contractor agreements have been made in due time and the Sellers and Acquired Subsidiaries have complied in all material respects with all applicable Tax and social security legislation pertaining thereto, including social security, pension and Tax laws.

(h) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in Section 3.6, Section 3.7, Section 3.20, and this Section 3.21 are the exclusive representations and warranties of Sellers relating to labor and employment matters.

Section 3.22 Export Control and Sanctions Laws.

(a) Sellers and the Acquired Subsidiaries have during the past two years conducted the Business in compliance in all material respects with Applicable Export Control Laws and Applicable Economic Sanctions Laws to the extent applicable to Sellers and the Acquired Subsidiaries.

(b) Neither the Sellers nor any of the Acquired Subsidiaries has, during the past two years, violated in any material respect, been found in violation of in any material respect, or been charged civilly, convicted criminally, or debarred or otherwise suspended from conducting business under any Applicable Export Control Laws or Applicable Economic Sanctions Laws to the extent applicable to Sellers and the Acquired Subsidiaries.

(c) Neither the Sellers nor the Acquired Subsidiaries nor, to Sellers’ Knowledge, any third party associated with Sellers or the Acquired Subsidiaries and engaged in the Business, including but not limited to agents, representatives, consultants, distributors, partners, and resellers, nor any supplier or customer, is or has been within the past two years:

(i) a Blocked Person;

(ii) notified that its name or any owners appears or may in the future appear on any Blocked Person list published by a Governmental Authority of the United States, the European Union, any member state thereof, or the United Nations; or

(iii) to the Knowledge of Sellers, the target or subject within the past two years of any formal investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any violation, alleged violation, or possible violation under Applicable Export Control Laws and Applicable Sanctions Laws in connection with or relating to the Business in any way.

Section 3.23 Brokers’ Fees. Other than the fees and expenses payable to Morgan Stanley & Co. Limited in connection with the transactions contemplated hereby, which will be borne by Sellers, no Seller or Acquired Subsidiary has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer could become liable or obligated to pay.

Section 3.24 Anti-Corruption Laws.

(a) Sellers and the Acquired Subsidiaries have during the past two years conducted the Business in compliance in all material respects with Applicable Anti-Corruption Laws to the extent applicable to Sellers and the Acquired Subsidiaries.

(b) Neither the Sellers nor any of the Acquired Subsidiaries nor, to Sellers’ Knowledge, any agent, representative, consultant, vendor, contractor, broker, finder, distributor, partner, reseller, or any other similar person associated with Sellers or the Acquired Subsidiaries, whether directly or indirectly, during the past two years, (i) have offered, promised, paid, authorized, or taken any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Government Official or Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or any improper advantage; or (ii) have taken any action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any Applicable Anti-Corruption Law in connection with or relating in any way to the Business to the extent applicable to Sellers and the Acquired Subsidiaries.

(c) To Sellers’ Knowledge, neither the Sellers nor any of the Acquired Subsidiaries nor, to Sellers’ Knowledge, any agent, representative, consultant, vendor, contractor, broker, finder, distributor, partner, reseller, or any other similar person associated with Sellers and the Acquired Subsidiaries nor, to Sellers’ Knowledge, any customer, is or has been within the past two years the subject of any formal investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer or financing organization regarding any offense or alleged offense under Applicable Anti-Corruption Laws in connection with or relating to the Business in any way or seeking forfeiture of any assets or cancellation of any contracts by virtue of alleged violations of any Anti-Corruption Laws; none of the Sellers nor any of the Acquired Subsidiaries has received any whistleblower allegations of violations of Applicable Anti-Corruption Laws within the past two years in connection with or relating to the Business.

(d) Sellers and the Acquired Subsidiaries keep and maintain books and records which accurately and fairly reflect the transactions and dispositions of the assets of the Sellers and Acquired Subsidiaries. Sellers and Acquired Subsidiaries do not keep or maintain any accounts or funds that are not reflected in their books and records.

Section 3.25 Import Laws.

(a) Sellers and the Acquired Subsidiaries have during the past two years conducted the Business in compliance in all material respects with Applicable Import Laws to the extent applicable to Sellers and the Acquired Subsidiaries.

(b) To the Knowledge of Sellers, none of the Sellers nor the Acquired Subsidiaries nor, to Sellers’ Knowledge, any third party associated with Sellers and Acquired Subsidiaries and engaged in the Business, including but not limited to any agent, representative, consultant, vendor, contractor, broker, finder, distributor, partner, reseller, or any other similar person, nor any supplier or customer, is or has been during the past two years the subject of any formal investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer, regarding any offense or alleged offense under Applicable Import Laws connection with or relating to the Business in any way.

Section 3.26 Anti-Boycott Laws.

(a) Neither Barco, Inc. nor BFS, in connection with the Business, have within the past two years participated in or cooperated with, agreed to participate in or cooperate with, furnished discriminatory information about U.S. Persons related to, or furnished information about business relationships with, any Person subject to an Unsanctioned Boycott.

(b) Barco, Inc. and BFS have during the past two years, in connection with the Business, timely made required quarterly reports with respect to requests to participate in or cooperate with an Unsanctioned Boycott to the Office of Antiboycott Compliance (“OAC”), U.S. Department of Commerce using BIS-621P and annual reports of operations in countries that require participation in or cooperation with an Unsanctioned Boycott to the Internal Revenue Service (“IRS”), U.S. Department of the Treasury using Form 5713.

Section 3.27 Industrial Security.

(a) Except to the extent that disclosure thereof is prohibited by applicable law, Section 3.27(a) of the Disclosure Schedule sets forth a true and complete list of all facility and personnel security clearances held by Sellers and Acquired Subsidiaries and any of their respective directors, officers or employees by category in connection with the Business.

(b) Sellers and Acquired Subsidiaries and their respective directors, officers and employees who hold security clearances in connection with Business are in compliance in all material respects with applicable national security obligations, including those specified in the U.S. National Industrial Security Program Operating Manual and any supplements, amendments or revised editions thereof; the Belgian Law of December 11, 1998 on Classification and Security Clearance; and the French Law n°2009-0928 of July 29, 2009 and of Decree n°2010-678 of June 21, 2010 on the Protection of Secrets of National Defense, as further set out under General Interministerial Instruction N°1300 on the Protection of Secrets of National Defense.

(c) Except as set forth in Section 3.27(c) of the Disclosure Schedule, to Sellers’ Knowledge within the past two years there has been no formal inquiry, audit, or investigation performed by any Governmental Authority relating to Sellers’ and Acquired Subsidiaries’ compliance with the requirements of the National Industrial Security Program, the Belgian Law of December 11, 1998 on Classification and Security Clearance, and the French Law n°2009-0928 of July 29, 2009 and of Decree n°2010-678 of June 21, 2010 on the Protection of Secrets of National Defense, as further set out under General Interministerial Instruction N°1300 on the Protection of Secrets of National Defense, that resulted in material written adverse findings against Sellers and/or Acquired Subsidiaries or their respective directors, officers, or employees, nor to Sellers’ Knowledge is there any ongoing formal inquiry, audit, or investigation.

Section 3.28 U.S. Foreign Military Financing Program.

(a) With respect to any direct commercial sales contracts entered into in connection with the Business pursuant to the U.S. Foreign Military Financing Program (FMF), Barco, Inc. and BFS have during the past two years and in all material respects complied with the relevant guidelines from the Defense Security Cooperation Agency (DSCA) and all provisions of U.S. law applicable to participation in FMF-funded contracts, and also have submitted truthful, accurate, and complete in all material respects certifications to DSCA incident to participation in such contracts.

(b) Barco, Inc. and BFS have not received any adverse audit from any U.S. government agency in connection with the Business during the past two years, including, but not limited to, the DSCA, Defense Contract Audit Agency, the Defense Contract Management Agency, or the Department of Justice, arising out of or relating to participation in FMF-funded contracts. Furthermore, to Sellers’ Knowledge, Barco, Inc. and BFS have not been subject to any formal investigation regarding their participation in FMF-funded contracts in connection with the Business, and to Sellers’ Knowledge, are not subject to any ongoing audit or inquiry or investigation.

(c) Barco, Inc. and BFS have complied in all material respects with the terms and conditions of any FMF-funded contracts in connection with the Business and to Sellers’ Knowledge are not currently subject to any audits, formal investigations, formal inquiries or contract disputes with their customer under such contracts.

Section 3.29 Subsidies. Section 3.29 of the Disclosure Schedule lists all grants, allowances and subsidies applied for or received by any of the Sellers or Acquired Subsidiaries in respect of the Business that will require any undertaking by Buyer following the Closing.

Section 3.30 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III or expressly contained in any Related Agreement, none of the Sellers nor any other Person will be deemed to have made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding Sellers, any Acquired Subsidiary, the Business, any Acquired Equity, any Acquired Assets, any Assumed Liabilities or any other matter. Notwithstanding anything herein to the contrary, except for any representation or warranty expressly contained in this Article III or any Related Agreement, SELLERS MAKE NO OTHER (AND HEREBY DISCLAIM EACH OTHER) REPRESENTATION, WARRANTY OR GUARANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ACQUIRED ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers that the following statements in this Article IV are true and correct as of the date of this Agreement:

Section 4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Section 4.2 Authorization of Transaction.

(a) Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver (where applicable) this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) The execution, delivery (where applicable), and performance of this Agreement and all Related Agreements to which Buyer is a party have been duly authorized by Buyer.

(c) This Agreement constitutes, and the Related Agreements when executed will constitute, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3 Non-Contravention. Neither the execution and delivery (where applicable) of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II) will (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents of Buyer, (ii) violate any law or Decree to which Buyer is, or its respective assets or properties are, subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Other than the applicable requirements of Antitrust Laws, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement.

Section 4.4 Legal Compliance. (a) Buyer is in compliance in all material respects with all applicable laws, except for such noncompliance which would not materially impair or adversely affect Buyer’s ability to consummate the Transactions, and (b) no Litigation has been filed, commenced or, to Buyer’s Knowledge, threatened in writing by any Governmental Authority primarily relating to Buyer against any of them alleging any failure so to comply which would materially impair or adversely affect Buyer’s ability to consummate the Transactions.

Section 4.5 Litigation. Neither Buyer, nor any of its respective Subsidiaries, (a) is subject to any outstanding Decree or (b) is a party or, to Buyer’s Knowledge, is threatened in writing to be made a party to any Litigation (other than any action filed, commenced or threatened in writing by a Governmental Authority), which would materially impair or adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and the Related Agreements.

Section 4.6 Brokers’ Fees. Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated to pay.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1 Commercially Reasonable Efforts; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.3(a)), each of the Parties will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, except as otherwise specifically provided in Section 5.3. Without limiting the generality of the foregoing, (i) Sellers will use their Commercially Reasonable Efforts to cause the conditions set forth in Section 7.1 to be satisfied or fulfilled, and (ii) Buyer will use its Commercially Reasonable Efforts to cause the conditions set forth in Section 7.2 to be satisfied or fulfilled.

(b) Without limiting the generality of Section 5.1(a), no Party will take any action, or permit any of its Subsidiaries to take any action, to materially diminish the ability of the other Party to consummate, or materially delay such other Party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII to not be satisfied.

Section 5.2 Antitrust Approvals. Without limiting the generality of Section 5.1:

(a) Subject to the terms and conditions of this Agreement, each Party will use its Commercially Reasonable Efforts to (i) file (x) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days after the date hereof and (y) any other filing or notification required pursuant to any other Antitrust Law with respect to the transactions contemplated hereby within 15 Business Days after the date hereof; (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act; and (iii) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable.

(b) In connection with the efforts referenced in Section 5.1 and this Section 5.2 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, each of the Parties will use Commercially Reasonable Efforts to (i) cooperate with each other in connection with any filing or submission (including, but not limited to, providing reasonable time for the other Party to review and comment on all such filings and submissions) and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Parties informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, and (iii) permit the other Party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 5.2(b) will be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

(c) Without limiting the generality of Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law, or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, or if a filing pursuant to Section 5.2(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, each of the Parties will use Commercially Reasonable Efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Outside Date. Without limiting the generality of the foregoing, Buyer will promptly take and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable law, including any Antitrust Law, regarding the legality of Buyer’s acquisition of any portion of the Acquired Equity, Acquired Assets or the Assumed Liabilities:

(i) using its best efforts to prevent the entry in a judicial or administrative proceeding brought under any law, including any Antitrust Law, by any Governmental Authority or any other Person of any permanent, temporary or preliminary injunction or other order that would make consummation of the acquisition of the Business or any portion thereof, the Acquired Equity, the Acquired Assets or the Assumed Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; and

(ii) taking promptly and pursuing diligently, in the event that an injunction or order has been issued as referred to in this Section 5.2, any and all steps, including the appeal thereof, the posting of a bond and/or the steps contemplated by this Section 5.2, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation as promptly as possible.

(d) Notwithstanding anything in this Agreement to the contrary, in no event will Buyer be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or to accept any operational restriction that would materially limit its rights to own or operate its businesses or assets, including, after Closing, the Business.

Section 5.3 Notices and Consents. Prior to the Closing and as necessary following the Closing:

(a) Sellers will, or will cause the Acquired Subsidiaries to, give any notices to third parties, and each of the Parties will use its Commercially Reasonable Efforts to obtain any third party consents or sublicenses, in connection with the matters referred to in Section 5.3(a) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated hereby.

(b) Without prejudice to the generality of the forgoing, each Party will use Commercially Reasonable Efforts and cooperate with the other Parties in order to obtain, or to cause to be obtained, any consent, substitution, or amendment required for any third party to novate (schuldhernieuwing) any Transferred Contract or to obtain in writing the unconditional release of such third party to such arrangements, so that the transfer of such Transferred Contract will be valid and enforceable against such third party and, in any case, as between Buyer and such third party, the rights under such Transferred Contracts (formerly inuring to the benefit of the Sellers) shall following Closing only inure to the benefit of Buyer and only Buyer will be responsible for performance of the obligations under such Transferred Contracts. In the event that any such third party consent cannot be obtained, Section 2.12 shall apply.

(c) Without limiting Section 5.2, each of the Parties will give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any authorizations, consents, and approvals of any Person or Governmental Authorities in connection with the matters referred to in Section 5.3(b) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated hereby, including, but not limited to, any consents, waivers or approvals required under Export Control Laws and any applicable employment laws and Collective Bargaining Agreements.

Section 5.4 Preservation of Business. Except as otherwise contemplated hereby or as required by law, Sellers will, and Sellers will cause the Acquired Subsidiaries to, use commercially reasonable efforts to keep the Business as presently conducted substantially intact in all material respects, including maintaining its present operations, physical facilities, working conditions and material relationships with suppliers and customers, consistent with Sellers’ policies and practices.

Section 5.5 Operation of Business. Nothing contained in this Agreement or any Related Agreement will give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, Sellers will exercise, consistent with the terms and conditions of this Agreement and the Related Agreements, complete control and supervision over their and their Subsidiaries’ respective operations with respect to the Business in compliance with this Agreement and any Related Agreements. Notwithstanding anything to the contrary herein, from the date hereof until the earlier of the Closing or such date this Agreement is terminated pursuant to Article XI, no Seller or Acquired Subsidiary shall take any of the actions required to be disclosed in the Disclosure Schedule with respect to Section 3.8(a) through (k) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), and any action taken with such consent shall not be a breach of Section 3.8; provided, however, that no consent of Buyer will be required for any retention arrangement entered into in connection with the transactions contemplated by this Agreement that would be covered by Sections 3.8(f) or (g) above so long as such arrangements do not exceed 20% of any recipient’s annual pay.

Section 5.6 Notice of Developments. Each of Sellers and Buyer will give prompt written notice to the other Party of (i) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge which would reasonably be likely to constitute a material breach of the representations and warranties given by the other Party pursuant to Article III or IV (as applicable) or cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date, or (ii) the receipt of any notice or other communication from any Governmental Authority or any securities market or securities regulator in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.6 will not be deemed to amend or supplement this Agreement and the failure to deliver any such notice will not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party. Without limiting the foregoing, Sellers shall promptly provide notice to Buyer of the receipt of any written notice received from any Governmental Authority, or reports or voluntary disclosures filed with a Governmental Authority (other than routine filings in the ordinary course of business) with respect to the matters described in Section 3.22, Section 3.24, Section 3.25, Section 3.26, Section 3.27 and Section 3.28, subject to any applicable legal restrictions against such disclosure.

Section 5.7 Notice of Supplemental Disclosure. Without limiting the obligations of Sellers contemplated by Section 5.6, from and after the date hereof but prior to the fifth Business Day prior to the scheduled Closing Date, Sellers shall inform Buyer in writing pursuant to this Section 5.7 of any material breach of any representation or warranty of Sellers, and any additions or deletions to information provided in the Disclosure Schedule needed to reflect changes occurring between the date hereof and Closing, in each case of which Sellers have Knowledge (a “Disclosure Supplement”). Any such Disclosure Supplement will be for information purposes only and will not affect Buyer’s right to indemnification for such breach pursuant to Article III or Section 8.2(a), and such breach shall not affect Buyer’s obligation to close the Transactions (except as provided in the following sentence) and Buyer reserves the right to claim damages in respect of such breach. If the Disclosure Supplement relates to a breach of the representations and warranties of Sellers which is sufficiently material to prevent, after a reasonable period in which to cure such breach, the satisfaction of the condition set forth in Section 7.1(a), Sellers or Buyer may terminate this Agreement prior to the Closing and in no event later than 20 Business Days after receipt by Buyer of such Disclosure Supplement, unless Sellers have agreed to indemnify Buyer for such breach pursuant to Article VIII hereto and such breach is reasonably capable of being indemnifiable, provided that such right to indemnify Buyer shall not apply to a Material Casualty.

Section 5.8 Access; No Contact; Confidentiality.

(a) Upon the reasonable request of Buyer, Sellers will, and will cause the Acquired Subsidiaries to, permit Buyer and its Representatives to have reasonable access during normal business hours, in accordance with Sellers’ and the Acquired Subsidiaries’ internal policies and procedures and subject to applicable laws and regulations, and in a manner so as not to interfere unreasonably with the normal business operations of Sellers and the Acquired Subsidiaries, to the Acquired Assets and other premises, properties and assets related to the Business; provided, however, that, for avoidance of doubt, the foregoing will not require any Person to waive, or take any action with the effect of waiving, its attorney-client privilege with respect thereto. Neither Buyer nor any of its Representatives shall conduct any sampling at any of the Facilities of environmental media or building materials. Sellers and Buyer shall cooperate regarding transition planning, including meetings of relevant personnel with respect thereto.

(b) During the period from the date hereof and ending on the Closing Date, Buyer will not, and will cause its Representatives not to, directly contact any Employees, customers, suppliers or licensors of the Business in connection with or pertaining to any subject matter of this Agreement without the prior written consent of Sellers it being understood that the forgoing is without prejudice to Buyer’s right to contact the Transferred Employees prior to Closing in accordance with Annex H.

(c) All information obtained pursuant to Section 5.2 or this Section 5.8 will be Evaluation Material (as such term is defined in the Confidentiality Agreement) subject to the terms and conditions of the Confidentiality Agreement.

Section 5.9 Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure which it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will (a) promptly inform the other Party thereof prior to making the disclosure to the extent practicable and permissible under applicable law so that the other Party may seek an appropriate protective order, and (b) in any event limit the content of such disclosure to such information as is required to be disclosed under applicable law of listing or trading agreement); and provided further that each of the Parties may make internal announcements to their respective employees and may make public disclosure required by applicable law or any listing or trading agreement concerning its publicly-traded securities that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

Section 5.10 Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and hereby waive all claims related to the non-compliance therewith subject to Sellers’ indemnification obligations in Section 8.2.

Section 5.11 DDTC Advance Notification. Sellers or one or more of the Acquired Subsidiaries are registered with the DDTC in accordance with the ITAR. The ITAR may require a registrant to notify the Department of State in advance of any intended sale or transfer of ownership or control and, in the case of any intended sale or transfer of ownership or control to a foreign person, as defined by the ITAR, such notification is required and must be filed at least 60 days in advance of the Closing. Each Party will notify the DDTC of the proposed transactions in accordance with the ITAR.

Section 5.12 Security Clearance Notifications. Sellers or the applicable Acquired Subsidiary shall make all required notifications to the Defense Security Service in accordance with 2-302(b) of the National Industrial Security Operations Manual and comply with the notification requirements of all other Governmental Authorities with an interest in Sellers’ industrial security measures.

Section 5.13 Replacement Bonding Requirements. On or prior to the Closing Date, Buyer and Sellers will use Commercially Reasonable Efforts to terminate or otherwise provide replacement guarantees, standby letters of credit or other assurances of payment with respect to all Bonding Requirements, in form and substance satisfactory to Sellers, acting reasonably, and any banks or other counterparties thereto, and, both prior to and following the Closing Date, Buyer and Sellers will cooperate to obtain a release in form and substance reasonably satisfactory to Buyer and Sellers with respect to all Bonding Requirements. To the extent Buyer is unable to make such arrangements to terminate or otherwise replace any Bonding Requirements prior to the Closing (the “Remaining Guaranties”), Buyer will indemnify and hold harmless the Seller Guarantors from and against all Damages incurred by any such Person as a result of such failure and from and against any continuing obligations and liabilities arising after the Closing under any such Remaining Guaranties. Moreover, Sellers and Buyer will continue to cooperate and use their respective Commercially Reasonable Efforts to terminate or cause Buyer or one of its Affiliates to be substituted in all respects for the Seller Guarantors in respect of all obligations of the Seller Guarantors under any such Remaining Guaranties. To the extent that any Seller Guarantor has performance obligations under any such Remaining Guaranties, Buyer shall use reasonable best efforts to perform, or cause its affiliates to perform, such obligations on behalf of such Seller Guarantor or otherwise take such action as reasonably requested by Sellers so as to put such Seller Guarantor in the same position as if Buyer or one of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations.

Section 5.14 Trading in Barco NV Stock/Buyer Stock. Buyer will not, and will cause each of its Affiliates, directors, officers or employees involved in the transactions contemplated herein, to not, buy or sell the publicly-traded securities of Barco NV until the 3rd Business Day following the Closing Date. Sellers will not, and will cause each of their Affiliates, directors, officers or employees involved in the transactions contemplated herein, to not, buy or sell the publicly-traded securities of Buyer until the 3rd Business Day following the Closing Date.

Section 5.15 Employee Matters. Buyer and Sellers agree to be bound by the provisions of Annex H with respect to Employees.

Section 5.16 Works Councils. Sellers shall in due time inform and consult with the Employees and their representatives, if any, to the extent required by law.

Section 5.17 Excluded Assets. Sellers covenant and agree to cause the Acquired Subsidiaries to distribute, assign or otherwise convey any Excluded Assets held by them prior to Closing.

Section 5.18 Exclusivity. Sellers will, and will cause each of their Subsidiaries (including the Acquired Subsidiaries), and each of their respective officers, directors, equityholders (other than equityholders of Barco NV), employees and agents, to, (a) immediately terminate all discussions or negotiations existing on the date hereof, if any, with any third party with respect to the possibility of, a Sale Transaction, (b) not offer to enter into any Sale Transaction, or make or accept any inquiries or any proposal relating to, or that would reasonably be expected to lead to any Sale Transaction, (c) not solicit, encourage or entertain offers for any Sale Transaction, (d) not initiate or continue any negotiations or discussions with respect to any Sale Transaction, or (e) not provide any information regarding the Acquired Subsidiaries or their assets or the Business or its assets to any third party in connection with any possible Sale Transaction. Until the earlier of the Closing Date and the date this Agreement is terminated, the Sellers will, and will cause each of their Subsidiaries (including the Acquired Subsidiaries) to immediately terminate any discussions, inquiries, responses or negotiations in respect of any such inquiry. For purposes of this Agreement, the term “Sale Transaction” means any offer or proposal (other than the transactions contemplated by this Agreement) concerning any (i) merger, consolidation, sale of stock, sale of assets or other business combination transaction involving the Business or the Acquired Subsidiaries, (ii) sale or other disposition of, or the granting of any rights or purchase options with respect to, assets of the Business or the Acquired Subsidiaries not in the ordinary course of business, and (iii) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of the Acquired Subsidiaries.

Section 5.19 Insurance. Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to file claims under their insurance policies with respect to any insured damages to the Acquired Assets occurring between the date of this Agreement and the Closing Date, and shall use commercially reasonable efforts to pursue such claims.

Section 5.20 Restated Agreement. Promptly following (and in any event no later than five Business Days after) the Offer Acceptance, the Parties covenant and agree to enter into an amended and restated version of this Agreement, in the agreed form (the “Restated Agreement”).

ARTICLE VI

OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1 Cooperation. The Parties will cooperate with each other, and will use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Business from Sellers to Buyer and to minimize the disruption to the Business and Sellers’ and their Subsidiaries’ other businesses resulting from the transactions contemplated hereby as requested by any Party and at the requesting Party’s sole cost and expense (and without liability of any kind to the other Party cooperating with such request in providing such requested actions other than arising from the cooperating Party’s gross negligence, willful misconduct or bad faith in connection therewith).

Section 6.2 Further Assurances; Inadvertent Transfers of Assets.

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as another Party may reasonably request as will be reasonably deemed necessary to transfer, convey and assign to Buyer all of the Acquired Equity and the Acquired Assets and to confirm Buyer’s assumption of the Assumed Liabilities.

(b) Without limiting the provisions of Section 6.2(a), to the extent that either Buyer or Sellers discovers any additional assets or properties which Buyer and Sellers mutually agree should have been transferred or assigned to Buyer as Acquired Assets but were not so transferred or assigned, Buyer and Sellers will cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property to Buyer, it being understood that no additional consideration will be owing by Buyer in respect of the transfer of any such additional assets or properties. Without limiting the provisions of Section 6.2(a), to the extent that either Buyer or Sellers discover any assets or properties which is an Excluded Asset which Buyer and Sellers mutually agree was inadvertently or otherwise mistakenly transferred or assigned to Buyer, Buyer and Sellers will cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property back to the applicable Seller.

Section 6.3 Run-Off.

(a) Referrals. From and after the Closing Date and until the first anniversary of the date thereof, Sellers will use commercially reasonable efforts to refer all customer or supplier inquiries received by Sellers relating to the Business to a point of contact designated by Buyer.

(b) Removal of Seller Marks. From and after the Closing Date, Buyer will use its commercially reasonable efforts to remove, replace, obliterate or otherwise obscure any and all Seller Marks from all Acquired Assets and cease use of such Seller Marks as promptly as commercially practicable after the Closing Date and in no event later than 120 calendar days following the date thereof. Notwithstanding the foregoing, from and after the Closing Date, Buyer will not use existing marketing and sales material bearing any Seller Marks unless appropriately stickered by Buyer to reflect the consummation of the transactions contemplated hereby in a form reasonably satisfactory to Sellers.

(c) Affiliation. Buyer will, and will cause each of its Affiliates to, cease to hold itself out as having any affiliation with any Seller or any of its respective Affiliates, save for any affiliation through this Agreement or any of the Related Agreements, and as described on Annex I.

(d) Name Change. Within five Business Days following Closing, Buyer will make all such filings as necessary to change the corporate names of the Acquired Subsidiaries to a name that does not include “Barco”.

Section 6.4 Access; Enforcement; Record Retention. From and after the Closing, upon request by any Party, each other Party will (a) permit the requesting Party and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of the other Party, to all premises, properties, personnel, Records and Contracts of or related to the Business, the

Acquired Equity, the Acquired Assets or the Assumed Liabilities and (b) provide the other Party with copies of any documentation or records (including in the case of a request from the Buyer, any Excluded Records to the extent relating to the Business) reasonably requested by the other Party within a reasonable period of time of the request; provided, however, that, for avoidance of doubt, the foregoing will not require any Person to take any such action if it (x) may result in a waiver or breach of any attorney/client privilege, (y) could reasonably be expected to result in violation of applicable law, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations. Without limiting the generality of the immediately preceding sentence, such reasonable access may be for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations of any Party under this Agreement or any of the Related Agreements, or (c) complying with the requirements of any Governmental Authority. Each Party agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.4 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for six years following the Closing or such longer period as may be required by applicable law.

Section 6.5 Non-Competition. For a period of three years following the Closing, Sellers will not, and will ensure that none of their Subsidiaries will, directly or indirectly (including as a stockholder, consultant, member or partner), engage in the Business as conducted immediately prior to the Closing in those countries in which the Business has active operations or sales as of the Closing; provided, however, that for avoidance of doubt, the foregoing will not restrict Sellers or any of their Subsidiaries from in any way conducting any other business or operation of any such Person as of the date hereof (any such business or operation, including any extensions thereof that are not in the Business, an “Existing Grandfathered Business”) or conducting any business or operation arising from the Supply Agreements; and provided further that, for such purposes, (x) no owner of less than five percent of the outstanding equity or voting interests of any Person and (y) no director (or other equivalent position on an equivalent governing body) of any Person, and (z) without limiting clause (x) hereof, no pension plan, savings plan or other similar employee benefit plan owning any equity or other interests in a Person for passive investment purposes only, in any such case will be deemed to be engaged in the business of such Person solely as a result of ownership of such equity or voting interests or such directorship.

Section 6.6 Non-Solicitation of Employees. With the exception of general job advertisements directed to the public or unless agreed otherwise by Buyer and Sellers, i.e. with the approval of the VP HR of Buyer and Sellers, Buyer and its Affiliates on the one hand, and Sellers and their Affiliates on the other hand hereby undertake, for a period for at least 24 months after the Closing Date, not to solicit, nor hire, either directly or indirectly, any manager or employee of the other Parties (whether acting as an employee or as an independent), or induce those managers or employees to leave any position they occupy now or in the future with other Parties. In case of violation of this Section 6.6, the violating Party will pay to the other Party the cost amount equal to one annual net salary of the manger or employee concerned. However, the foregoing provision will not prevent a Party and its Affiliates from (i) soliciting any such employee by a public advertisement placed by it or by a search firm retained by it (provided that the search firm was not instructed or encouraged to target or focus on such employees) or hiring any employee responding thereto, (ii) soliciting or hiring any employee whose employment has been terminated for at least three months, or (iii) hiring any employee making an employment inquiry to such Party or any of their Affiliates at any time at least 12 months following the Closing.

Section 6.7 Post-Closing Payments.

(a) Any payment made to Sellers or their Affiliates after Closing in respect of amounts owed to Buyer under any Transferred Contracts or related to any Acquired Asset shall be received by Sellers or their Affiliates as agent and trustee for Buyer and shall be paid by the relevant Seller (or the relevant Sellers’ Affiliate at Sellers’ direction) to Buyer promptly after receipt.

(b) Any payment made to Buyer or its Affiliates after Closing in respect of amounts owed to Sellers under any Transferred Contracts or related to any Excluded Asset shall be received by Buyer or its Affiliates as agent and trustee for Sellers and shall be paid by Buyer (or its Affiliate at Buyer’s direction) to Sellers promptly after receipt.

Section 6.8 Recording of Intellectual Property Assignments. All of the Intellectual Property Assignments will be recorded and filed by Buyer and Sellers, at Buyer’s sole cost and expense, with the appropriate Governmental Authorities as promptly as practicable following the Closing.

Section 6.9 Transfer Taxes and VAT.

(a) Buyer will pay any stamp, documentary, registration, use, transfer, added-value or other non-income Tax, if any (a “Transfer Tax”), imposed under applicable law in connection with the transactions contemplated hereby. Sellers and Buyer will cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

(b) Subject to Section 6.9(c), the Parties agree that the consideration given in respect of the transactions contemplated hereby is exclusive of any VAT which may be chargeable in respect of such transfer and to the extent that VAT is so chargeable then Buyer (which in this Section 6.9 shall include any relevant Affiliate of Buyer) shall pay upon production of a valid VAT invoice in relation to the relevant allocation of the Purchase Price the amount properly chargeable in respect thereof under this Agreement.

(c) The Parties agree that, to the extent permitted by law, they will use reasonable endeavors (including providing any necessary confirmations in the Belgian DAT Business Transfer Agreement) in order that the transfer of the Belgian DAT Business is treated as being outside the scope of VAT for the purposes of Article 19 of Council Directive 2006/112/EC and any law implementing that Article.

Section 6.10 Insurance Matters. Buyer acknowledges that, upon Closing, all insurance coverage provided in relation to Sellers, the Acquired Subsidiaries and the Business that is maintained by Sellers or their Affiliates (whether such policies are maintained with third party insurers or with Sellers or their Affiliates) will cease to provide any coverage to Buyer and the Business and no further coverage will be available to Buyer or the Business under any such policies.

Section 6.11 Acknowledgements.

(a) Buyer acknowledges that it has received from Sellers certain projections, forecasts and prospective or third party information relating to Sellers, the Business, the Acquired Equity, the Acquired Assets, the Assumed Liabilities and other related topics. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished; and (iii) neither Buyer nor any other Person (including any Buyer Indemnified Party) will have any claim against any Seller or any of its respective directors, officers, Affiliates, agents or other Representatives with respect thereto.

(b) BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT SUCH REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, AND THAT SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS, THE ACQUIRED SUBSIDIARIES OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III.

Section 6.12 [Intentionally Deleted].

Section 6.13 Export Control Regulations.

(a) United States. One or more of the Sellers is registered with the DDTC in accordance with the ITAR. The ITAR requires a registrant to notify DDTC within five Business Days after the sale or transfer of ownership or control. In accordance with these requirements, no later than five Business Days after Closing, each Party will notify the Registration and Compliance Division of DDTC about the consummation of the Closing, and each Party, as may be required, will submit to the DDTC (i) a new, revised or amended Statement of Registration and (ii) any and all amendments or filings in connection with any pending or existing licenses, agreements or approvals for the export or temporary import of the Business’ ITAR-controlled defense articles, technical data or defense services. Sellers will provide to Buyer any information in its possession that is necessary for the preparation of the notification of consummation of the Closing; any new, revised or amended Statement of Registration; and any amendments or filings in connection with pending or existing licenses, agreements or approvals and further will provide reasonable cooperation with Buyer in connection with the preparation of such documents. As soon as practicably possible following the notice mentioned in second sentence of this Section 6.3(a) and no later than 60 days after Closing, each Party will notify the Licensing Division of DDTC about the consummation of the Closing, the transfer and amendment of any pending or existing licenses, agreements or approvals for the export or temporary import of the Business’ ITAR-controlled defense articles, technical data or defense services, and any applicable name change or address change.

(b) Belgium. Barco NV is registered with the Department Strategic Goods (“Dienst Strategische Goederen”) in accordance with the Weapon Trade Decree (“Wapenhandeldecreet”)

and has been granted a Preceding Authorization (“Voorafgaande Machtiging”) required for the export of goods governed by the Weapon Trade Decree. Within five Business Days after Closing, each Party will notify the Department Strategic Goods of the consummation of the Closing. As soon as practicable, but not more than 15 Business Days after Closing, Buyer will submit to the Department Strategic Goods (i) an application for a Preceding Authorization, and (ii) any and all amendments or filings in connection with any pending or existing licenses, agreements or approvals for the export or temporary import of the Business’ controlled defense articles, technical data or defense services, as may be required. Sellers will provide to Buyer any information in its possession that is necessary for the preparation of the notification of consummation of the Closing and an application for a Preceding Authorization.

Section 6.14 Government Contract Novations. Sellers and Buyer shall use commercially reasonable efforts to assist each other in novating the Government Contracts, if required, in accordance with FAR 42.12.

Section 6.15 Tax Matters.

(a) Tax Indemnification. Sellers shall indemnify Buyer from and against all Taxes (or the non-payment thereof) of any Acquired Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each a “Pre-Closing Tax Period”), provided, however, that Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the Conclusive Net Working Capital Statement.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any property or similar ad valorem Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and the amount of any other Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Subsidiaries that are required by applicable law to be filed after the Closing Date. Buyer will permit Sellers to review and comment on such Tax Returns described in the preceding sentence prior to filing (to the extent such Tax Returns relate to or include any period or portion thereof that ends on or prior to the Closing Date) and shall make such revisions to such Tax Returns as are reasonably requested by Sellers, provided that Buyer shall not be required to make any proposed changes in accounting method that are not required under applicable law or take any other action that is not in accordance with the past practices of the Acquired Subsidiaries.

(d) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or any Acquired Subsidiary, and any amounts credited against Tax to which Buyer or any Acquired Subsidiary becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date (other than any such refunds and/or credits which have been shown as assets on the Conclusive Net Working Capital Statement), shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Income Tax by a Government Authority to Buyer or any Acquired Subsidiary of any amount accrued for such item on the Conclusive Net Working Capital Statement, Buyer shall credit such amount against any payment then due from Sellers under Section 6.15(a). To the extent there is any excess credit under this Section 6.15(d), such amount shall be set off against any payment(s) already made or subsequently due under Section 6.15(a) in chronological order until exhausted, provided that to the extent that such amount is set off against any payment already made by Sellers (and not previously refunded under this Section 6.15(d)), it will be repaid to Sellers. The amount of any Tax refund or credit to which this Section 6.15(d) applies shall be net of any Tax arising as a result of the receipt of such refund or credit.

(e) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties hereto, in connection with the filing of Tax Returns pursuant to this Section 6.15 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of any other Party) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees (i) to the extent required by law, to procure that each Acquired Subsidiary retains all books and records with respect to Tax matters pertinent to such Acquired Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any relevant Government Authority, and (ii) to give Sellers reasonable written notice prior to transferring, destroying or discarding any such books or records. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Government Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(f) Effect of Certain Actions by Buyer. Buyer agrees that Sellers shall not be liable under Section 6.15(a) in respect of any Tax to the extent that such Tax arises as a result of any voluntary act of the Buyer or any Acquired Subsidiary after the Closing (including the making of any Tax election or amendment of any Tax Return previously submitted). In addition, Buyer shall indemnify Sellers from and against all Damages, including any increased Tax liability or any reduction of any deduction, credit or loss carryover, incurred by Sellers or an Affiliate of Sellers as a result of any such act. Notwithstanding the foregoing, Sellers shall remain liable (and the foregoing indemnification shall not apply) where such act of the Buyer or Acquired Subsidiary was (i) required by any legislation, regulation or other statutory requirement, whether coming into force before, on or after Closing; (ii) pursuant to a legally binding obligation entered into by the relevant Acquired Subsidiary on or before Closing; (iii) carried out at the direction of Sellers or their authorized representative; (iv) in accordance with the terms of this Agreement or any document executed pursuant to this Agreement; or (v) in the ordinary course of business of the relevant Acquired Subsidiary.

(g) Tax Controversies. Sellers shall control any tax audits, tax disputes or administrative, judicial or other proceedings (each a “Tax Controversy”) related to any Tax Return or Taxes of the Acquired Subsidiaries for any taxable period ending on or before the Closing Date and with respect to which Sellers could have any indemnification obligation hereunder, and shall have the right to employ counsel and other advisors of their choice and expense. Buyer shall have the right to control, at its expense, all other Tax Controversies that relate to Taxes or Tax Returns with respect to the Acquired Subsidiaries for any Straddle Period and which could give rise to any indemnification obligation hereunder, and shall have the right to employ counsel and other advisors of its choice at its expense and to control the conduct of such Tax Controversy; provided, however, that, in each case, (i) the controlling Party shall notify the other of any such Tax Controversy, (ii) the controlling Party shall allow the other to participate in any such Tax Controversy at its own expense, and (iii) the other Party shall have the right to consent to any settlement or other resolution of such Tax Controversy (which consent shall not be unreasonably withheld, delayed or conditioned

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article III shall be true and correct on the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Material Adverse Effect on the Business;

(b) Sellers shall have performed and complied with their covenants hereunder through the Closing in all material respects;

(c) all applicable waiting periods (and any extensions thereof) under any Antitrust Law shall have expired or otherwise been terminated (or any required antitrust clearance shall have been received prior to such expiration or termination);

(d) no material Decree shall be in effect which (i) prohibits consummation of any of the transactions contemplated by this Agreement, or (ii) would be reasonably expected to result in any of the transactions contemplated by this Agreement being rescinded following consummation thereof;

(e) each delivery contemplated by Section 2.9(a) to be delivered to Buyer shall have been delivered;

(f) the Offer Acceptance shall have been delivered to Buyer and the Parties shall have entered into the Restated Agreement; and

(g) the simultaneous closing of the transactions contemplated by the Local Transfer Agreements shall have occurred.

Section 7.2 Conditions to Sellers’ Obligations. Sellers’ obligation to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article IV shall be true and correct on the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct has not resulted in a diminution of the benefits of Sellers hereunder in any material respect;

(b) Buyer shall have performed and complied with its covenants hereunder through the Closing in all material respects;

(c) all applicable waiting periods (and any extensions thereof) under any Antitrust Law shall have expired or otherwise been terminated (or any required antitrust clearance shall have been received prior to such expiration or termination);

(d) no material Decree shall be in effect which (i) prohibits consummation of any of the transactions contemplated by this Agreement, or (ii) would be reasonably expected to result in any of the transactions contemplated by this Agreement being rescinded following consummation thereof;

(e) each delivery contemplated by Section 2.9(b) to be delivered to Sellers shall have been delivered;

(f) the Offer Acceptance shall have been delivered to Buyer and the Parties shall have entered into the Restated Agreement; and

(g) the simultaneous closing of the transactions contemplated by the Local Transfer Agreements shall have occurred.

Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliate’s failure to use its Commercially Reasonable Efforts, with respect to those matters as contemplated by Section 5.1, Section 5.2 and Section 5.3, respectively, as applicable) or by any failure to comply in all material respects with any other covenant hereunder.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Parties will survive the Closing and will remain in full force and effect thereafter until the date that is two years following the Closing Date, after which time they will be of no further force or effect and upon which no claim for indemnification may be made with respect to breaches thereof; provided, however, that (x) the representations and warranties set forth in the first sentence of Section 3.5(a) (Title to Equity and Assets) will survive the Closing and remain in full force and effect thereafter until the sixth anniversary of the Closing, and (y) the representations and warranties set forth in Section 3.30 (Disclaimer of Other Representations and Warranties) will survive indefinitely. Each Party acknowledges that to the maximum extent permitted by law, it expressly intends to shorten the statute of limitations for claims or causes of action based upon, directly or indirectly, any of the representations and warranties contained in this Agreement as provided in this Section 8.1. The covenants of the Parties will survive the Closing in accordance with their respective terms.

Section 8.2 Indemnification Provisions for Buyer’s Benefit. Subject to the limits set forth in this Article VIII, from and after the Closing, Barco NV will defend and hold Buyer, its Affiliates and its and their respective officers, directors, stockholders, employees, agents and other Representatives (each, a “Buyer Indemnified Party”) harmless from and against any and all actual losses, claims, liabilities (but without duplication of any Tax Liabilities for which Sellers’ are liable under Section 6.15(a)), debts, damages, fines, penalties, costs (in each case, including reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel)) (collectively, “Damages”) incurred as a result of:

(a) the failure of any representation or warranty of Sellers set forth in this Agreement to be true and correct on the Closing Date (except to the extent expressly made as of an earlier date, in which case the failure of such representation or warranty to be true and correct as of such date);

(b) any failure to perform any covenant or agreement of Sellers set forth in this Agreement;

(c) any of the Excluded Liabilities;

(d) the waiver of compliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby; or

(e) the matters described in Annex J.

Section 8.3 Indemnification Provisions for Sellers’ Benefit. Subject to the limits set forth in this Article VIII, from and after the Closing, Buyer will defend and hold each Seller, its respective Affiliates and its and their respective officers, directors, stockholders, employees, agents and other Representatives (each, a “Seller Indemnified Party”) harmless from and against any and all Damages incurred as a result of:

(a) the failure of any representation or warranty of Buyer set forth in this Agreement to be true and correct on the Closing Date (except to the extent expressly made as of an earlier date, in which case the failure of such representation or warranty to be true and correct as of such date);

(b) any failure to perform any covenant or agreement of Buyer set forth in this Agreement; or

(c) any of the Assumed Liabilities.

Section 8.4 Limitations on Indemnification; Calculation of Damages. Notwithstanding anything to the contrary set forth in this Article VIII:

(a) No Buyer Indemnified Party nor Seller Indemnified Party (the “Indemnified Party”) will be entitled to recover from Sellers or Buyer, respectively (the “Indemnifying Party”), for any claim for indemnity in respect of Damages arising under Section 8.2(a) or Section 8.3(a), respectively, unless and until, and then only to the extent that, the total of all such claims against Sellers or Buyer, respectively, in respect of such Damages exceeds €one million (the “Basket”), and in such event only to the amount of such excess;

(b) No Buyer Indemnified Party or Seller Indemnified Party will be entitled to recover from Sellers or Buyer, respectively, or include for purposes of determining if Damages have met or exceeded the Basket, any claim for indemnity in respect of any individual Damage arising under Section 8.2(a) or Section 8.3(a), respectively, unless and until the claim against Sellers or Buyer, respectively, in respect of such Damages exceeds €100,000. For the purposes of this Section 8.4(b), a series of claims for indemnity relating to the same or a connected event, fact, circumstance, act or omission shall be accumulated and shall be treated as a single claim for the purpose of assessing whether or not the claims together exceed the specified threshold of Damages.

(c) The Buyer Indemnified Parties and the Seller Indemnified Parties will not be entitled to recover from Sellers or Buyer, respectively, Damages arising under Section 8.2(a) or Section 8.3(a), respectively, greater than €45 million in the aggregate.

(d) The Buyer Indemnified Parties and the Seller Indemnified Parties will not be entitled to recover from Sellers or Buyer, respectively, Damages that are consequential, exemplary, special or punitive Damages (unless incurred by virtue of a Third Party Claim therefor), Damages for lost profits or diminution in value, including diminution of value or Damages based upon any type of multiple of any Indemnified Party.

(e) The Buyer Indemnified Parties will not be entitled to recover from Sellers Damages reflected as a Liability on the Conclusive Net Working Capital Statement.

(f) The amount of any Damages for which indemnification is provided under this Article VIII will be increased to reflect any increased Tax liability incurred by the Indemnified Party for the year in which the indemnification payments are accrued with respect to such Damages hereunder, and shall be computed net of any (x) actual Tax savings realized by the Indemnified Party for the year in which the Damages are incurred and (y) insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party in connection with such Damages, net of out of pocket expenses reasonably incurred. Each Indemnified Party agrees to use its commercially reasonable efforts to obtain recovery in respect of any Damages from any insurance or third party indemnity which is available in respect of Damages. If an Indemnified Party receives such insurance proceeds or indemnification recoveries in connection with Damages for which it has been indemnified hereunder, the Indemnified Party will notify the Indemnifying Party and refund to the Indemnifying Party the amount of such insurance proceeds or indemnification recoveries when received, less its reasonable costs of recovery up to the amount for which indemnification was paid hereunder.

(g) Subject to Section 8.4(a), each Indemnified Party will use commercially reasonable efforts to mitigate any Damages in respect of which a claim could be made under this Article VIII.

(h) The Buyer Indemnified Parties and the Seller Indemnified Parties will not be entitled to recover from Sellers or Buyer, respectively, Damages arising under Section 8.2(b) or Section 8.3(b), respectively, that arise from the breach of a covenant (A) in the case of a covenant to be performed on or prior to the Closing, unless the claim for indemnity therefor has been delivered by the six month anniversary of the Closing Date, or (B) in the case of a covenant to be performed following the Closing, unless the claim for indemnity therefor has been delivered by the six month anniversary of the date on which a Buyer Indemnified Party or a Seller Indemnified Party, respectively, has become aware (or reasonably should have become aware if it had duly inquired or due to the prudent conduct of its business) of the breach thereof (excluding any instances in which third party advisors or other third parties or Indemnified Parties who are no longer employed by or affiliated with the relevant Party at such time become aware thereof).

(i) No Buyer Indemnified Party may seek indemnification pursuant to this Article VIII with respect to any Damages of any Buyer Indemnified Party who is or was an officer or director of Sellers or any of their Subsidiaries resulting from any right of contribution, indemnification or other similar right against Sellers or such Subsidiary that such Buyer Indemnified Party may have by virtue of his or her status as an officer or director of Sellers or such Subsidiary, whether arising from any breach of any representation, warranty or covenant set forth in this Agreement or any Related Agreement or otherwise. Buyer, on behalf of each Buyer Indemnified Party, agrees that no Buyer Indemnified Party will make any such claim for contribution or indemnification or make a claim for recovery against any directors’ and officers’ liability insurance policy of Sellers or any of its Affiliates with respect to matters covered by the foregoing matters.

(j) In no event shall any Party be entitled to duplicate compensation with respect to any Damages for any breach of representation, warranty, covenant, obligation or agreement in connection with this Agreement, even though such Damages or breach may be addressed by more than one provision of this Agreement.

(k) None of the limitations contained in this Section 8.4 shall apply to, and the Buyer shall be entitled to full and unconditional indemnification for any Damages resulting from, any breach of any representation, warranty, covenant, obligation or agreement in connection with this Agreement or any Related Agreement that is the consequence of fraud (“bedrog”) by Sellers.

(l) For the purposes of Section 8.4(g) the Indemnified Party shall not be obliged to take any action or omit from taking any action which it in good faith believes may materially adversely affect the goodwill of the Business or the Indemnifying Party’s wider business.

Section 8.5 Matters Involving Third Parties.

(a) If any third party will notify any Indemnified Party of any third party claim, demand, assessment or the commencement of any Litigation (each, a “Third Party Claim”) which may give rise to a claim for indemnification pursuant to this Article VIII, the Indemnified Party will promptly (and in any event within 10 Business Days after receiving notice of the Third Party Claim or the commencement of Litigation with respect thereto) notify the Indemnifying Party thereof in writing stating that the Third Party Claim may give rise to a claim for indemnification against the Indemnifying Party and specifying the facts constituting the basis for such claim and the amount, both to the extent known, of the claim asserted; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b) The Indemnifying Party will have the right to assume the defense against any Third Party Claim by providing written notice (i) within 30 days after receipt of notice of the Third Party Claim, or (ii) at any time if the Indemnified Party is not conducting the defense of a Third Party Claim in a reasonably diligent manner, which the Indemnifying Party may conduct with counsel of its choice reasonably satisfactory to the Indemnified Party and which the Indemnifying Party may control so long as the Indemnifying Party conducts such defense in a reasonably diligent manner.

(c) From and after the date that the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third Party Claim; (ii) the Indemnifying Party and the Indemnified Party will cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, including providing access to any relevant books and records, properties, employees and Representatives; provided, however, that, for avoidance of doubt, the foregoing will not require any Party to waive, or take any action which has the effect of waiving, its attorney-client privilege with respect thereto; and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party.

(d) In the event that the Indemnifying Party has not assumed the defense of the Third Party Claim after notice thereof, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder; and (iii) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the Third Party Claim to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder; and ; and (iv) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed).

(e) In conducting the defense of a Third Party Claim and negotiating any settlement in respect thereof, the Indemnifying Party or the Indemnified Party, as the case may be, shall keep the other Party reasonably informed of all material developments and consult with the other Party in good faith regarding the potential impact on such other Party’s business and relationship with Governmental Authorities, customers, and other third parties, and alternatives to resolve such Third Party Claim taking into consideration the interests of both the Indemnifying Party and Indemnified Party.

(f) Notwithstanding any provision of this Section 9.5 to the contrary, any Third Party Claim relating to Taxes or Tax Returns shall be governed by the provisions of Section 6.15.

Section 8.6 Claims and Payment; Treatment of Payments. On each occasion that any Indemnified Party will be entitled to indemnification under this Article VIII, the Indemnifying Party will, at each such time, promptly pay the amount of such indemnification following the receipt of notice of a claim therefor. All notices of claims for indemnification hereunder by any Indemnified Party will be made with reasonable particularity and will state the amount of Damages sought thereunder to the extent reasonably practicable to provide such estimate. Any indemnification payments made pursuant to this Agreement will be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

Section 8.7 Exclusive Remedy. From and after the Closing, other than in the event of fraud, and without prejudice to Section 8.4(l) and Section 10.9, the remedies set forth in this Article VIII will be the sole and exclusive remedy of the Indemnified Parties for Damages relating to the subject matter hereof. Without limiting the generality of the foregoing, Buyer and Sellers hereby waive to the extent permitted under applicable law, any statutory, equitable or common law rights or remedies relating to any environmental, health or safety matters relating to the subject matter hereof, including any such matters arising under any Environmental, Health or Safety Requirements and those arising under the Comprehensive Environmental Response, Compensation and Liability Act or under any other applicable law in the various relevant jurisdictions.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Sellers:

(i) if the Closing will not have occurred prior to the 180th calendar day following the date hereof (the “Initial Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) will not be available to Buyer if its failure to fulfill any obligation under this Agreement (including such Party’s obligations set forth in Section 5.1) has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Initial Outside Date; and provided further, that the date at which Buyer may terminate this Agreement pursuant to this Section 9.1(b)(i) will be automatically extended to the 270th calendar day following the date hereof (the “Extended Outside Date”; the Initial Outside Date or the Extended Outside Date as applicable is referred to as the “Outside Date”) if all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated hereby set forth in Article VII other than those set forth in Section 7.1(c), Section 7.1(d), Section 7.2(c) and Section 7.2(d) (and other than those conditions that are then capable of being satisfied at the Closing itself), have been satisfied or waived as of the Initial Outside Date; or

(ii) as and to the extent Buyer has a right of termination pursuant to Section 5.7;

(c) Sellers may terminate this Agreement by giving written notice to Buyer:

(i) if the Closing will not have occurred prior to the Initial Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c)(i) will not be available to Sellers if their failure to fulfill any obligation under this Agreement (including such Parties’ obligations set forth in Section 5.1) has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Initial Outside Date; and provided further, that the date at which Sellers may terminate this Agreement pursuant to this Section 9.1(c)(i) will be automatically extended to the Extended Outside Date if all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated hereby set forth in Article VII other than those set forth in Section 7.1(c), Section 7.1(d), Section 7.2(c) and Section 7.2(d) (and other than those conditions that are then capable of being satisfied at the Closing itself), have been satisfied or waived as of the Initial Outside Date; or

(ii) if any event, circumstance, condition, fact or effect has occurred or exists which (A) would result in a failure of a condition to Sellers’ obligations to consummate the transactions contemplated hereby set forth in Section 7.2 (unless the failure results primarily from Sellers themselves breaching any representation, warranty or covenant set forth in this Agreement), and (B) cannot reasonably be cured prior to the Outside Date; provided, however, that Sellers will have given Buyer written notice thereof, delivered at least 10 Business Days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 9.1(c)(ii) and the basis for such termination with reasonable particularity and provided the opportunity to cure any breach giving rise to the effects set forth in clauses (A) and (B) above during such time.

Section 9.2 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder will terminate upon such termination and will become null and void (except that Article I (Definitions), Section 3.30 (Disclaimer of Other Representations and Warranties), Section 5.8(c) (Access; No Contact; Confidentiality), Section 6.11 (Acknowledgements), Article X (Miscellaneous) and this Section 9.2 (Effect of Termination)

will survive any such termination) and no Party will have any Liability to the other Party hereunder; provided, however, that nothing in this Section 9.2 will relieve any Party from Liability for any breach occurring prior to any such termination of any of the representations and warranties or covenants set forth in this Agreement.

(b) If this Agreement is terminated for the failure to satisfy the condition to Buyer’s obligation to consummate the transactions contemplated hereby set forth in Section 7.1(c) or the condition to Sellers’ obligation to consummate the transactions contemplated hereby set forth in Section 7.2(c), and such failure has not resulted from Sellers’ or Buyer’s breach, respectively, hereof (in which event Section 9.2(a) above shall apply), then Buyer will pay Sellers the Termination Fee in Cash. In the event that Sellers will receive payment of the Termination Fee pursuant to this Section 9.2(b), Sellers agree that the receipt of such payment will be deemed to be liquidated damages for and will constitute full payment to and the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Sellers and will be considered as an irrevocable settlement (“dading”) in the meaning of Article 2044 et seq. of the Belgian Civil Code that is full and final (“voor slot van alle rekeningen”) between the Parties with respect to any and all losses or damages suffered or incurred by Sellers in connection with this Agreement (and the termination hereof), the transactions contemplated hereby or any matter forming the basis for such termination, and Sellers will not be entitled to bring or maintain any claim, action or proceeding against Buyer arising out of or in connection with this Agreement (and the termination hereof), any of the transactions contemplated hereby or any matters forming the basis for such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with the negotiations to and the execution, delivery (where applicable) and implementation of this Agreement and the Related Agreements and the Transactions, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.

Section 10.2 Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement, including all annexes, exhibits or schedules thereto, constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.3 Incorporation of Annexes, Exhibits and Disclosure Schedule. The Annexes and Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 10.4 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement will be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 10.4 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

Section 10.5 Succession and Assignment.

(a) This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.

(b) The Buyer shall be entitled, at any time up until Closing, to designate one or more of its Affiliates to acquire title to such Acquired Assets, Acquired Equity and to assume such Acquired Liabilities, as the Buyer may designate (any Affiliate so designated being a “Nominated Buyer”). In the event that the Buyer does designate a Nominated Buyer in this manner: (a) Buyer shall give written notice of such fact to the Sellers; (b) Sellers shall accept performance of the Buyer’s obligations under this Agreement and the Related Agreements by such Nominated Buyer(s) as constituting performance of such obligations on behalf of Buyer; (c) such designation shall not remove, limit or otherwise effect Buyer’s Liability towards Sellers in the event that Buyer’s obligations under this Agreement are not duly performed, such obligations continuing in full force and effect as principal obligations of Buyer; and (d) such Nominated Buyer shall be entitled to enforce all Buyer’s rights and exercise all Buyer’s discretions under this Agreement and the Related Agreements as though such Nominated Buyer were named as the Buyer in this Agreement.

Section 10.6 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient; (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) upon receipt of confirmation of receipt if sent by facsimile transmission or electronic mail; or (iv) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	Barco NV
President Kennedypak 3S
Kortrijk 8500
Belgium
Attention: General Counsel
Facsimile: 32 56 26 2276
Email: kurt.verheggen@barco.com

With a copy (which will not constitute notice to Sellers) to:

Jones Day
Rue De la Régence
Regentschapsstraat 4
1000 Brussels, Belgium
Attention: Luc Houben
Facsimile: 32 26 45 1445
Email: lhouben@jonesday.com

If to Buyer:	Esterline Technologies Corporation
500 108th Avenue NE, Suite 1500
Bellevue, WA 98004 USA
Attention: Chief Financial Officer
Facsimile: +1-425-519-2916
Email: bgeorge@esterline.com

With a copy (which will not constitute notice to Buyer) to:

Stibbe CVBA
Loksumstraat 25, 1000 Brussels
Attention: Katrien Vorlat
Facsimile: +32 2 533 51 45
Email: Katrien.vorlat@stibbe.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.6.

Section 10.7 Governing Law. This Agreement shall be governed by the laws of the Kingdom of Belgium, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules would permit or require the application of the laws of another jurisdiction.

Section 10.8 Disputes.

(a) If there shall be any dispute, controversy or claim (“Dispute”) between the Parties arising out of, relating to, or connected with this Agreement, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, other than a Dispute under Section 2.10, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies another Party that a Dispute has arisen and the Parties are unable to resolve the Dispute within 30 days from such notice, then, unless the Parties agree to extend this period of time, the matter shall be referred to the Chief Financial Officer of the Parties (as applicable), who shall act by mutual agreement on all such matters. No recourse to arbitration under this Agreement shall take place unless and until the Chief Financial Officer of the Parties (as applicable) have been unable to resolve the Dispute within 30 days after the expiration of the 30-day period referred to above or any extension thereof.

(b) The Parties irrevocably agree that any Disputes, other than a Dispute under Section 2.10, that are not resolved in accordance with paragraph (a) within the two abovementioned 30 day periods or extensions thereof shall be finally settled by means of arbitration in Brussels, Belgium, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “CEPANI Rules”) of the Belgian Center for Mediation and Arbitration (“CEPANI”) as the exclusive means of resolving such Disputes. For purposes of appointing such arbitrators, each of the Sellers and the Buyer shall appoint one arbitrator and either the third arbitrator shall be selected by the two Party-appointed arbitrators or, failing agreement within 30 days after the Party-appointed arbitrators have been confirmed, by CEPANI in accordance with the CEPANI Rules. All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

(c) Except as may be required by applicable law, stock exchange rules, Governmental Authority, or in connection with the ordinary course of business, the Parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the award of the arbitral tribunal or in any court proceedings involving the Parties. The Parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

(d) In the event of a Dispute, other than a Dispute under Section 2.10, each Party shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party. These injunctive remedies are cumulative and in addition to any other rights and remedies that the aggrieved Party may have in law or in equity.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, (a) Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Sellers and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity and (b) Sellers will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or to enforce specifically the terms and provisions of this Agreement to prevent breaches of, or enforce compliance with, those covenants of Buyer that require Buyer to (i) use its reasonable best efforts to satisfy the conditions to Closing set forth in Section 7.2, and (ii) consummate the transactions contemplated by this Agreement. The courts of Brussels shall have exclusive jurisdiction in respect of any such action for injunction. The Parties further agree that (x) by seeking the remedies provided for in this Section 10.9, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 10.9 are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.9 will require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.9 prior or as a condition to exercising any termination right under Article IX (and/or receipt of any amounts due pursuant to Section 9.2), nor will the commencement of any legal action or legal proceeding pursuant to this Section 10.9 or anything set forth in this Section 10.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX, or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 10.10 Severability. Subject to Section 2.13, the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement will be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be either limited or eliminated only to the minimum extent necessary or be replaced by a valid replacement provision having a similar economic effect which is as close as possible to that of the invalid, void or unenforceable provision.

Section 10.11 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns.

Section 10.12 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.13 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule will have the meanings ascribed to them in this Agreement. The representations and warranties of Sellers in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule will, subject to the terms of this Agreement, be deemed to be a disclosure against the representations and warranties in Article III (and for all other purposes of this Agreement where matters are specifically required to be scheduled in the Disclosure Schedule by the terms of this Agreement) and all other sections of the Disclosure Schedule to which such matter relates to the extent readily apparent on the face thereof. The listing of any matter will expressly not be deemed to constitute an admission by any Seller, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event will the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Sellers’ representations, warranties and/or covenants set forth in this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule in which they are directly or indirectly referenced. The Disclosure Schedule includes references to or brief descriptions of certain agreements and instruments in the Data Rooms, which are qualified in their entirety by reference to the text of such agreements and instruments. The information contained in the Disclosure Schedule is in all events provided subject to the Confidentiality Agreement. Any Disclosure Supplement shall be for information purposes only and nothing in this Section 10.13 shall have the effect of removing Buyer’s rights to indemnification in respect of any matter referred to in any Disclosure Supplement delivered pursuant to Section 5.7.

Section 10.14 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 10.15 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), thus made in four originals, of which each Seller and Buyer acknowledges the receipt of one.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BARCO NV

By:	/s/ KURT VERHEGGEN

Name:	Kurt Verheggen
Title:	General Counsel

BARCO INC.

By:	/s/ KURT VERHEGGEN

Name:	Kurt Verheggen
Title:	General Counsel

BARCO INTEGRATED SOLUTIONS NV

By:	/s/ KURT VERHEGGEN

Name:	Kurt Verheggen
Title:	General Counsel

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ CURTIS C. REUSSER

Name:	Curtis C. Reusser
Title:	Chairman, President & CEO